Filed pursuant to Rule 424(b)(2)

Registration File No.: 333-206943

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Offering Price per Share	Aggregate Offering Price	Amount of Registration Fee(2)
Class A Common Stock, par value $0.01 per share	4,600,000	$75.00	$345,000,000	$39,985.50

(1)	Includes 600,000 shares of Class A Common Stock that may be purchased by the underwriters pursuant to their option to purchase additional shares.
(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated September 14, 2015)

4,000,000 Shares

Genesee & Wyoming Inc.

Class A Common Stock

$75.00 per share

We are selling 4,000,000 shares of our Class A Common Stock.

The underwriters may exercise their option to purchase up to 600,000 additional shares of our Class A Common Stock from us at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

Our Class A Common Stock is listed on the New York Stock Exchange under the symbol “GWR.” The last reported sale price of our Class A Common Stock on the New York Stock Exchange on December 13, 2016 was $75.39 per share.

Investing in our Class A Common Stock involves risks. See “Risk Factors” beginning on page S-16.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$75.00	$300,000,000
Underwriting Discount	$3.375	$13,500,000
Proceeds to Us (before expenses)	$71.625	$286,500,000

The underwriters expect to deliver the shares of Class A Common Stock to purchasers on or about December 19, 2016 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	J.P. Morgan

Senior Co-Managers

BB&T Capital Markets	BMO Capital Markets	MUFG	TD Securities	Wells Fargo Securities

Co-Managers

Cowen and Company	Raymond James	Stephens Inc.
Stifel		Wolfe Research Securities

December 13, 2016

Prospectus Supplement

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PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and certain other matters relating to Genesee & Wyoming Inc. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) on September 14, 2015, which became automatically effective upon filing. If the description in the prospectus supplement differs from the description in the accompanying prospectus, the description in the prospectus supplement supersedes the description in the accompanying prospectus.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in each of this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and any related free writing prospectus is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and any related free writing prospectus we provide to you when making your investment decision.

BASIS OF PRESENTATION

In this prospectus supplement, unless otherwise specified or the context requires otherwise, “Genesee & Wyoming,” “G&W,” the “Company,” “we,” “our” and “us” refer to Genesee & Wyoming Inc. and its subsidiaries.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their right to purchase up to 600,000 additional shares of Class A Common Stock from us.

All references to currency amounts included in this prospectus supplement are in United States dollars unless specifically noted otherwise, and all references to “A$” are to Australian dollars and all references to “£” are to British Pounds. In this prospectus supplement, foreign currency exchange rates have been rounded to two decimals. Therefore, all amounts translated to U.S. dollars are approximate.

INDUSTRY AND MARKET DATA

We obtained the market, competitive position and forecast data used throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus from our own research and internal sources, surveys or studies conducted by third

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parties, public filings and industry or general publications. Industry publications, surveys and forecasts generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. While we believe that each of these studies and publications is reliable, none of us nor the underwriters has independently verified such data and none of us nor the underwriters makes any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources. Further, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus supplement and the documents incorporated by reference into this prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding future events and future performance of Genesee & Wyoming Inc. Words such as “anticipates,” “intends,” “plans,” “believes,” “seeks,” “expects,” “estimates,” “trends,” “outlook,” variations of these words and similar expressions are intended to identify these forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Actual results may differ materially from those expressed or forecasted in these forward-looking statements. Examples of factors that could cause actual results to vary from those expressed in forward-looking statements include the following:

•	risks related to the operation of our railroads;

•	severe weather conditions and other natural occurrences that could result in shutdowns, derailments, railroad network congestion or other substantial disruption of operations;

•	customer demand and changes in our operations or loss of important customers;

•	exposure to the credit risk of customers and counterparties;

•	changes in foreign exchange rates and commodity prices;

•	ability to identify and consummate acquisitions;

•	economic, political and industry conditions, including employee strikes or work stoppages;

•	retention and contract continuation;

•	legislative and regulatory developments, including changes in environmental and other laws and regulations to which we or our customers are subject;

•	increased competition in relevant markets;

•	funding needs and financing sources, including our ability to obtain government funding for capital projects;

•	international complexities of operations, currency fluctuations, finance, tax and decentralized management;

•	challenges of managing rapid growth, including retention and development of senior leadership;

•	unpredictability of fuel costs;

•	susceptibility to various legal claims and lawsuits;

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•	increase in, or volatility associated with, expenses related to estimated claims, self-insured retention amounts and insurance coverage limits;

•	consummation of new business opportunities;

•	decrease in revenues and/or increase in costs and expenses;

•	susceptibility to the risks of doing business in foreign countries;

•	uncertainties arising from Brexit (as defined herein);

•	our ability to integrate acquired businesses successfully or to realize the expected synergies associated with acquisitions;

•	risks associated with our substantial indebtedness; and

•	other factors, including, but not limited to, those described under “Risk Factors.”

The areas in which there is risk and uncertainty are further described in documents that we file from time to time with the SEC, which contain additional important factors that could cause actual results to differ from current expectations and from the forward-looking statements contained herein. Readers of this document are cautioned that our forward-looking statements are not guarantees of future performance and our actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

In light of the risks, uncertainties and assumptions associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed or incorporated by reference in this prospectus supplement or the accompanying prospectus not to occur.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about their companies without fear of litigation. We are taking advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act in connection with the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our forward-looking statements speak only as of the date of this prospectus supplement or as of the date they are made, and we undertake no obligation to update our forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus supplement.

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PROSPECTUS SUPPLEMENT SUMMARY

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus. This summary highlights selected information from this prospectus supplement. As a result, it does not contain all of the information you should consider before investing in our Class A Common Stock. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, which are described under “Where You Can Find More Information,” before deciding whether to invest in our Class A Common Stock. You should pay special attention to the “Risk Factors” section of this prospectus supplement to determine whether to invest in our Class A Common Stock.

Genesee & Wyoming Inc.

Overview

Inclusive of our recent and pending acquisitions and investments (described below under “Recent Developments”), we own or lease 122 freight railroads worldwide that are organized in 10 operating regions with approximately 8,000 employees and 3,000 customers.

•	Our eight North American regions serve 41 U.S. states and four Canadian provinces and include 115 short line and regional freight railroads with more than 13,000 track-miles.

•	Our Australia Region provides rail freight services in New South Wales, including in the Hunter Valley coal supply chain, the Northern Territory and South Australia, including operating the 1,400-mile Tarcoola-to-Darwin rail line. As of December 1, 2016, G&W’s Australia Region is 51.1% owned by us.

•	Our U.K./Europe Region includes the Freightliner Group (“Freightliner”), the United Kingdom’s (the “U.K.”) largest rail maritime intermodal operator and second-largest rail freight company, as well as a provider of container terminal services throughout the U.K. Operations also include heavy-haul freight operations in Poland and Germany and cross-border intermodal services connecting Northern European seaports with key industrial regions throughout the continent.

Our subsidiaries provide rail service at more than 40 major ports in North America, Australia and Europe and perform contract coal loading and railcar switching for industrial customers.

Growth Strategy

Since our initial public offering in 1996, our revenues have increased at a compound annual growth rate of 18.6%, from $77.8 million in 1996 to $2.0 billion in 2015. Over the same period, our diluted earnings per common share increased at a compound annual growth rate of 14.6%, from $0.29 (adjusted for stock splits) in 1996 to $3.89 in 2015. We have achieved these results primarily through the disciplined execution of our growth strategy, which has two main drivers: (1) our operating strategy and (2) our acquisition and investment strategy.

Most recently, we completed the acquisition of Providence and Worcester Railroad Company (“P&W”), a Class III regional freight railroad operating in Massachusetts, Rhode Island, Connecticut and New York (the “P&W Acquisition”), and, through a partnership with a consortium of funds and clients managed by Macquarie Infrastructure and Real Assets (“MIRA” and such partnership, the “MIRA Partnership”), we acquired Glencore Rail (NSW) Pty Limited (“GRail”), the third largest coal haulage business in Australia (the “GRail Acquisition”). In addition, on December 12, 2016, we announced that we entered into an agreement to purchase Pentalver Transport Limited (“Pentalver”), a U.K. based maritime container terminal and transportation business (the “Pentalver Acquisition”). See “—Recent Developments” for more information on the P&W, GRail and Pentalver Acquisitions.

Operating Strategy

Our railroads operate under strong regional management teams, supported by centralized administrative, commercial and operational support and oversight. Our operations are organized in 10 geographic regions. In North America, we have eight regions: Central, Coastal (which includes industrial switching and port operations), Midwest, Mountain West (which includes industrial switching operations), Northeast, Pacific, Southern and Canada. Outside North America, we have two regions: Australia (which region is owned 51.1% by us through the MIRA Partnership), and U.K./Europe, which consists of operations in the U.K., Belgium, Germany, the Netherlands, Poland and Saudi Arabia.

In each of our regions, we seek to encourage the entrepreneurial drive, local knowledge, customer service and safety culture that we view as critical to achieving our financial goals. Our regional managers focus on increasing our return on invested capital, earnings and cash flow through the disciplined execution of our operating strategy. At the regional level, our operating strategy consists of the following five principal elements:

•	Continuous Safety Improvement. We believe that a safe work environment is essential for our employees, our customers and the communities in which we conduct business and that the attention to detail necessary to eliminate employee injuries translates into efficient, well-run operations. Each year, we establish stringent safety targets as part of our safety program. From the beginning of 2016 through November 30, 2016, G&W operations achieved a consolidated Federal Railroad Administration (the “FRA”) reportable injury frequency rate of 0.75 per 200,000 man-hours worked. Excluding our Freightliner operations (acquired in 2015), G&W operations achieved a consolidated FRA reportable injury frequency rate of 0.59 per 200,000 man-hours worked over the same period. Through the implementation of our safety program, we have reduced our injury frequency rate by 62% (or 70% excluding our Freightliner operations) since 2006, when it was 1.95 injuries per 200,000 man-hours worked. For comparative purposes, in 2015, the United States short line average reportable injury frequency rate was 2.83 injuries per 200,000 man-hours worked, and the United States regional railroad average was 3.07 injuries per 200,000 man-hours worked. Based on these results, in 2015, G&W operations, excluding our Freightliner operations, were more than five times safer than the short line and regional railroad averages and safer than any United States Class I railroad.

•	Outstanding Customer Service. We are committed to providing exceptional service to our customers and each of our railroads is focused on exceeding customer expectations. This customer commitment supports not only traffic growth, but also customer loyalty and new business development opportunities. To ensure the needs of our customers are addressed promptly, we employ technology-based service tools to monitor service information and anomalies, communicate issues and track corrective actions. We engage a leading independent customer-satisfaction research firm to conduct a biennial, comprehensive customer satisfaction survey. The survey results are used to measure our performance and develop continuous improvement programs. Over the past eight years, we have outscored the trucking industry and all other railroads on each of our biennial customer satisfaction surveys.

•

Focused Regional Marketing. We generally build and operate each of our regions based on the local customer base within our operating geographies and seek to grow rail traffic through intensive marketing efforts to new and existing customers. As a result of the acquisition of RailAmerica, Inc. (“RailAmerica”) in 2012 and Freightliner in 2015, we believe that our expanded North American, Australian and U.K./European footprint provides us with greater visibility of new commercial and industrial development opportunities in these geographies that should help increase the success of our marketing efforts. Further, we believe our relationship with MIRA, a recognized Australian infrastructure investor, will enable us to leverage our rail platform for future growth opportunities in Australia. We also pursue additional sources of revenue by providing ancillary rail services such as railcar switching, rollingstock and shipping container repair, storage, cleaning, weighing and blocking and bulk transfer, which enables our customers and Class I carriers to move freight more easily and cost-effectively. Separately, in Australia, the U.K. and Continental Europe, where there are open access regimes in the various countries in which we operate, we compete for new business opportunities at most locations on the open access rail networks.

•	Low Cost Structure. We focus on running cost effective railroad operations and historically have been able to operate acquired rail lines more efficiently than they were operated prior to our acquisition. We typically achieve efficiencies by lowering administrative overhead through our regional structure, consolidating equipment and in-sourcing track and equipment maintenance, reducing transportation costs and selling surplus assets.

•	Efficient Use of Capital. We invest in track and rollingstock to ensure that we operate safe railroads that meet the needs of customers. At the same time, we seek to improve our return on invested capital by focusing on cost effective capital programs. For example, in our short haul and regional operations in North America, we typically rebuild older locomotives rather than purchase new ones and invest in track at levels appropriate for our traffic type and density. In addition, because of the importance of certain of our customers and railroads to their local and regional economies, we are able, in some instances, to obtain state, provincial and/or federal grants to facilitate track upgrades and other capital investments. Typically, we seek government funds to support investments that otherwise would not be economically viable for us to fund on a stand-alone basis.

To assist our local management teams, we provide administrative, commercial and operational support from corporate staff groups where there are benefits to be gained from scale efficiencies and centralized expertise. Our commercial group assists local management by providing assistance with regional pricing, origin and destination offerings across the Company, managing real estate revenue (including from land leases and crossing and access rights), industrial development project expertise, 24/7 customer service and Class I railroad relationship management. Our operations department assists with implementing our safety culture, conducting training programs, leveraging our scale in purchasing rail and rail-related equipment, ensuring efficient equipment utilization and service design, and providing mechanical, locomotive and bridge engineering expertise. In addition, we maintain other traditional, centralized functions, such as accounting, finance, legal, corporate development, government and industry affairs, human resources and information technology.

Acquisition and Investment Strategy

Our acquisition and investment strategy includes the acquisition or long-term lease of existing railroads, as well as investment in rail equipment and/or track infrastructure to serve new and existing customers. Since 2000, we have added 104 railroads through the execution of our acquisition and investment strategy. Historically, our acquisition, investment and long-term lease opportunities have been from the following five sources:

•	Acquisitions of short line and regional railroads in the United States and Canada, such as the P&W Acquisition on November 1, 2016 (the acquired shares of P&W are currently held in a voting trust until the U.S. Surface Transportation Board (“STB”) approves our control of P&W) and our acquisitions of Pinsly Railroad Company’s Arkansas Division (“Pinsly Arkansas”) in January 2015, RailAmerica in 2012, Arizona Eastern Railway Company (“AZER”) in 2011, CAGY Industries, Inc. in 2008, the Ohio Central Railroad System in 2008 and Rail Management Corporation in 2005. Based on Association of American Railroads data issued in 2015, there were approximately 460 short line and regional railroads in the United States not owned by us;

•	Acquisitions of international railroads, such as our acquisitions of London-based Freightliner in 2015, FreightLink Pty Ltd (“FreightLink”) in Australia in 2010 and Rotterdam Rail Feeding (“RRF”) in the Netherlands in 2008. We believe that there are additional acquisition and investment opportunities in Australia, Europe and other international markets;

•	Investments in track and/or rolling stock to support growth in new or existing areas of operations, such as the purchase of railcars in the United States in 2014 and 2015 and our upgrade of the Chicago, Ft. Wayne & Eastern Railroad to enhance Class I traffic flow east of Chicago;

•	Acquisitions or long-term leases of branch lines of Class I railroads, such as our acquisition of the assets comprising the western end of the Dakota Minnesota & Eastern Railroad Corporation (“DM&E”) from Canadian Pacific (“CP”) in 2014; and

•	Acquisitions of operations from industrial or mining companies, such as our acquisitions of GRail in Australia on December 1, 2016 and the railroads owned by Georgia-Pacific Corporation in 2003.

When we make acquisitions, we seek to increase revenues and reduce costs wherever possible and to implement best practices to increase the value of our investment, which is frequently accomplished through the elimination of duplicative overhead costs, implementation of our safety culture, improvements to operating plans, more efficient equipment utilization and enhanced customer service and marketing initiatives. In some cases, however, the best way to maximize the value of an investment is to increase expenditures at a new acquisition, such as for track upgrades, in order to improve service and customer satisfaction and drive additional revenue growth.

In North America, we believe that our footprint of railroads provides opportunities to make contiguous short line railroad acquisitions due to a higher number of touchpoints with other railroads. On a global basis, we believe that our scale, international experience and financial resources enhance our ability to compete for rail opportunities worldwide. We have made a number of important railroad investments in North America and in international markets, and we expect to continue to pursue our acquisition and investment strategy while adhering to our disciplined valuation approach.

There are an increasing number of contiguous or adjacent acquisition and investment opportunities in the geographies of our existing footprint, and we are currently pursuing a number of opportunities in our core U.S. footprint as well as internationally. The purchase price for some of these potential transactions may be larger than the amounts paid for our historical acquisitions and certain of these opportunities may constitute “significant” acquisitions, as defined by the SEC’s Regulation S-X. If concluded, these “significant” acquisitions would have a material effect on our results of operations and financial condition. In certain cases, including for significant acquisitions, we are participating in processes that could conclude in early 2017.

There are a number of factors that could impact our ability to complete any acquisition or investment, including competition, sometimes from larger competitors, regulatory approvals and general economic conditions. As a result, we may not be successful in completing any of these transactions. We are not party to any definitive agreements in respect of these opportunities as of the date of this prospectus supplement (other than as described under “—Recent Developments”), and we cannot assure you that we will become a party to such definitive agreements, or that if we do become a party to such agreements that we will be able to close on the transactions and acquire the target assets or complete any investments. In addition, there can be no assurance that any completed transaction will be successful. We may not realize the full benefits of the cost savings, synergies, revenue enhancements or other benefits that we may have expected at the time of acquisition.

We intend to finance any acquisitions and investments with available cash and proceeds from future public and/or private debt and/or equity financings, which may change our leverage profile, although we will remain focused on our overall leverage levels. We are also maintaining close relationships with potential financing sources that we may partner with in connection with one or more of these opportunities. We intend to fund the Pentalver Acquisition with a portion of the proceeds from this offering. For additional information about risks associated with acquisitions and investments, see “Risk Factors.”

Recent Developments

We report our financial results in three geographic segments and, over the past two months, we have consummated or announced acquisitions in each of our segments. In our North American Operations segment, we consummated the $126.2 million acquisition of P&W, a railroad that is contiguous with two other G&W railroads in New England, and placed the acquired shares into a voting trust on November 1, 2016. In our Australian Operations segment, on December 1, 2016, we consummated the A$1.14 billion acquisition of GRail and concurrently issued a 48.9% equity stake in our Australian subsidiary, G&W Australia Holdings LP (“GWA”), to MIRA. In our U.K./European Operations segment, we announced the proposed acquisition of Pentalver, a container terminal and trucking business that complements our U.K. rail intermodal operations. We expect to consummate the Pentalver Acquisition during the first quarter of 2017.

Other recent developments by geographic segment include (1) the expected expiration of the United States Short Line Tax Credit on December 31, 2016 in North America, (2) ongoing uncertainty related to the continued provision of rail haulage services to Arrium Limited (“Arrium”) in Australia and (3) a potential impairment of our ERS Railways B.V. (“ERS”) Continental Europe intermodal business resulting from a challenging business environment, as described in more detail below.

North American Region

Acquisition of Providence and Worcester Railroad Company

On November 1, 2016, we completed the acquisition of P&W for $25.00 per share, or $126.2 million in the aggregate (the “P&W Acquisition”). Immediately following the closing of the P&W Acquisition, control of the P&W shares was placed into a voting trust, which will remain in effect until the STB approves our control of P&W. Upon receipt of STB approval, P&W would be managed as part of our Northeast Region. The $126.2 million purchase price was funded with borrowings under the revolving credit facility of our Second Amended and Restated Senior Secured Syndicated Facility Agreement dated March 20, 2015, as amended (the “Credit Agreement”).

Headquartered in Worcester, Massachusetts, P&W is contiguous with our New England Central Railroad (“NECR”) and Connecticut Southern Railroad (“CSO”). Rail service is provided by approximately 140 P&W employees with 32 locomotives across 163 miles of owned track and over approximately 350 miles under track access agreements, including exclusive freight access over Amtrak’s Northeast Corridor between New Haven, Connecticut, and Providence, Rhode Island, and trackage rights over Metro-North Commuter Railroad, Amtrak and CSX Corp. (“CSX”) between New Haven, Connecticut, and Queens, New York. P&W interchanges with our NECR and CSO railroads, as well as with CSX, Norfolk Southern, Pan Am Railways, Pan Am Southern, the Housatonic Railroad and the New York and Atlantic Railroad, and also connects to Canadian National and Canadian Pacific via NECR.

P&W serves a diverse mix of aggregates, auto, chemicals, metals and lumber customers in southeastern New England, handling approximately 43,000 carloads and intermodal units annually. In addition, P&W provides rail service to three ports (Providence, Rhode Island, Davisville, Rhode Island, and New Haven, Connecticut) and to a U.S. Customs bonded intermodal terminal in Worcester, Massachusetts, that receives inbound intermodal containers for distribution in New England. P&W also owns approximately 45 acres of undeveloped waterfront land in East Providence, Rhode Island, that was initially created as a deep water, rail served port through a $12 million investment. We expect to sell this undeveloped land following the completion of the acquisition.

United States Short Line Tax Credit

Since 2005, we have benefited from the United States Short Line Tax Credit, which is an income tax credit for Class II and Class III railroads to reduce their federal income tax based on qualified railroad track maintenance expenditures (the “Short Line Tax Credit”). Unless extended, the Short Line Tax Credit will expire on December 31, 2016. As of September 30, 2016, there were approximately 275 Congressional co-sponsors of legislation that would permanently extend the Short Line Tax Credit. However, the outcome of the November 8, 2016 U.S. presidential election has rendered enactment of extension legislation prior to December 31, 2016 less likely, as the current Congress is expected to delay any tax legislation until President-elect Trump enters office. Further, recent discussions related to potential corporate tax reform in the United States, as well as presidential infrastructure spending objectives, could impact the likelihood of an extension of the Short Line Tax Credit or yield changes to the Short Line Tax Credit. Since 2005, the Short Line Tax Credit has been extended on five occasions subsequent to expiration. Further, the extension of the Short Line Tax Credit for fiscal year 2012, was not enacted until January 2013. Although there is precedent for retroactive extension of the Short Line Tax Credit following expiration, there is no guarantee that the Short Line Tax Credit will be extended for fiscal year 2017 or future years.

Australian Region

Acquisition of Glencore Rail (NSW) Pty Limited

On December 1, 2016, GWA acquired GRail for cash consideration of A$1.14 billion ($844.9 million at the December 1, 2016 exchange rate of A$1.00 = $0.74) and concurrently issued a 48.9% equity stake in GWA to MIRA.

GRail’s coal haulage business was established in 2010 as an alternative rail service provider to the incumbent railroads in the Hunter Valley, New South Wales, and has grown to be the third largest coal haulage business in Australia. Our Freightliner Australia subsidiary (acquired in March 2015) has been the rail operator of GRail since inception and presently provides haulage and logistics services for approximately 40 million tonnes per year of steam coal. These services will continue following the completion of the GRail Acquisition.

In conjunction with the GRail Acquisition, GWA has entered into a 20-year rail haulage contract with the seller, Glencore Coal Pty Limited (“GC”). The rail haulage contract contains rights, subject to existing contracts and certain limitations, to exclusively haul all coal produced at GC’s existing mines in the Hunter Valley to the Port of Newcastle, New South Wales, with minimum guaranteed volumes over the first 18 years. Initial volumes under the rail haulage contract are expected to be approximately 40 million tonnes per year. GC’s obligations under the contract are guaranteed by its parent company, Glencore plc. GRail currently has nine train sets (30 locomotives and 894 wagons). Rail haulage service is operated on government-owned, open-access track that is managed and dispatched by a third party.

As outlined in the table below, in connection with the Partnership Transaction (as defined below), we and MIRA, contributed a combined A$1.3 billion in cash in the form of partner loans and contributed equity to GWA, and a subsidiary of GWA (such subsidiary, the “Borrower”) entered into a new credit agreement providing for five-year A$690 million senior secured term loan facilities and a five-year A$50 million senior secured revolving loan facility (collectively, the “Australian Facilities”). Funds borrowed under the Australian Facilities and proceeds from the Partnership Transaction were used to acquire GRail for A$1.14 billion, repay our existing A$250 million term loan (drawn under our Credit Agreement) and pay A$32 million of estimated transaction costs.

Sources of funds			Uses of funds
(A$ in millions)
Australian Facilities(1)	A$	690	GRail purchase price	A$	1,140
MIRA (cash and partner loans)(2)		644	Repayment of A$ term loan under Credit Agreement		250
GWA equity (contributed)(3)		597	GWA equity (contributed)		597
G&W cash contribution(4)		88	Estimated transaction costs		32

Total sources of funds	A$	2,019	Total uses of funds	A$	2,019

(1)	The Australian Facilities consist of A$740.0 million of senior secured credit facilities, comprised of (i) the Tranche A1 Facility providing A$130.0 million of term loans, (ii) the Tranche A2 Facility providing A$560 million of term loans and (iii) the Tranche B Revolving Working Capital Facility providing revolving loans of up to A$50.0 million, with each facility maturing on December 1, 2021. The Australian Facilities are guaranteed by the direct parent and certain subsidiaries of the Borrower and secured by substantially all of the personal and real property of the Borrower and such guarantors. Neither Genesee & Wyoming nor any of its other subsidiaries are parties to or guarantee any of the obligations under the Australian Facilities.

The initial interest rates per annum applicable to amounts outstanding under the Australian Facilities are the Bank Bill Swap Bid Rate (“BBSY”) plus an applicable margin of (i) 2.70%, in the case of the Tranche A1 Facility, (ii) 2.80%, in the case of the Tranche A2 Facility, and (iii) 2.70%, in the case of the Tranche B Revolving Working Capital Facility. After the completion of the first interest period after the closing date of the Australian Facilities, the applicable margin with respect to loans under the facilities will be determined pursuant to a pricing grid based on our Leverage Ratio (as defined in the Australian Facilities) for the applicable period. The Borrower will be required to pay a commitment fee in respect of the unutilized portion of the commitments under the Revolving Working Capital Facility. The commitment fee rate will initially be 45% of the applicable margin from time to time under the facility. The Borrower will also pay customary letter of credit and agency fees.

The Tranche A1 Facility provides for amortization in the form of quarterly scheduled principal repayments in the amounts specified in the Australian Facilities. Amounts outstanding under the Tranche A2 Facility and the Tranche B Revolving Working Capital Facility and any remaining amounts outstanding under the Tranche A1 Facility will be due on the maturity date. In addition, we will be required to prepay outstanding amounts under the facilities with proceeds from certain disposals, warranty proceeds under the GRail acquisition agreement, insurance proceeds, equity cure proceeds, proceeds from the incurrence of refinancing debt, proceeds from the termination of the rail haulage agreement with GC, and upon certain cash sweep events. Amounts outstanding under the facilities may be prepaid at our option without premium or penalty, subject to the payment of any breakage costs.

The Australian Facilities contain customary affirmative and negative covenants, including covenants that limit the ability of the borrower and its subsidiaries to make distributions or incur indebtedness. Further, the Australian Facilities require compliance with a Leverage Ratio (as defined in the Australian Facilities) and a Debt Service Cover Ratio (as defined in the Australian Facilities). For additional information regarding the Australian Facilities, see Item 1.01 of our Current Report on Form 8-K filed on December 1, 2016, which is incorporated by reference into this prospectus supplement.

(2)	In connection with the GRail Acquisition, MIRA contributed A$238.1 million ($182.5 million at the September 30, 2016 exchange rate of A$1.00 = $0.77) to GWA in the form of partner loans. Neither Genesee & Wyoming nor any of its other subsidiaries are parties to or guarantee any of the obligations under the subordinated partner loans.
(3)	A subsidiary of Genesee & Wyoming made partner loans matching the MIRA partner loans for a portion of its contributed equity that are eliminated in consolidation for accounting purposes.
(4)	Represents funds borrowed under the revolving credit facility of our Credit Agreement.

MIRA Partnership

In connection with the GRail Acquisition, MIRA contributed A$405.4 million of cash equity and A$238.1 million of cash in the form of partner loans to GWA, a previously wholly-owned subsidiary (the “Partnership Transaction,” creating the MIRA Partnership). Following the completion of the Partnership Transaction and the GRail Acquisition on December 1, 2016, the MIRA Partnership is 51.1% owned by us and 48.9% owned by MIRA. We will consolidate 100% of the MIRA Partnership in our financial statements and will record a noncontrolling interest for MIRA’s 48.9% equity ownership.

Arrium Limited

Arrium, a mining and materials company located in Australia, accounted for approximately 2% of our operating revenues for the nine months ended September 30, 2016. GWA’s operations historically served two of Arrium’s mining assets, including the Southern Iron mine, which was mothballed in the second quarter of 2015 as a result of the significant decline in the price of iron ore, and the Whyalla-based operations, which comprise the Middleback Ranges iron ore mines and the Whyalla Steelworks (“Whyalla Contract”), that continue to operate. During the nine months ended September 30, 2016, GWA generated approximately A$28.9 million in freight-related revenues (or approximately $21.4 million, at the average exchange rate for such nine-month period of A$1.00 = $0.74) under the fixed and variable payment structure of the Whyalla Contract that is customary in large contracts in Australia. On April 7, 2016, Arrium announced it had entered into voluntary administration and more recently announced that a sale of the Whyalla operations is likely. Following the voluntary administration, all payments to GWA associated with the Southern Iron rail haulage agreement ceased. While GWA continues to receive payments and provide service under the Whyalla Contract pending the outcome of the voluntary administration and sale process, GWA could also lose some or all of the revenue associated with these Arrium services.

U.K./Europe Region

Agreement to Acquire Pentalver Transport Limited

On December 12, 2016, our subsidiary, GWI UK Acquisition Company Limited, entered into an agreement with a subsidiary of APM Terminals Group (a subsidiary of A P Møller-Maersk A/S (“Maersk”)) to purchase all of the issued share capital of Pentalver for approximately £87 million (or approximately US$110 million at the December 8, 2016 exchange rate of £1.00 = $1.26), subject to final working capital and other closing adjustments.

Headquartered in Southampton, U.K., Pentalver operates off-dock container terminals (most under long-term lease) strategically placed at each of the four major seaports of Felixstowe, Southampton, London Gateway and Tilbury, as well as an inland terminal located at Cannock, in the U.K. Midlands, near many of the nation’s largest distribution centers. In addition to providing storage for loaded and empty containers on over 100 acres of land, Pentalver also operates a trucking haulage service with more than 150 trucks, primarily providing daily service between the seaports of Felixstowe and Southampton and its inland terminal at Cannock. Pentalver also provides services related to container maintenance and repair (including refrigerated containers) and is one of the largest sellers of new and used containers in the U.K.

Pentalver’s operations are complementary to those of our Freightliner subsidiary, which is the largest provider of maritime container transportation by rail in the U.K. The logistics of maritime container transportation in the U.K. are highly competitive, whether by road, rail or short-sea, with a premium placed on timely, efficient and safe service. We expect that the Pentalver acquisition will enable G&W to (i) enhance its U.K. services by providing rail and road transportation solutions, as well as offering storage options at the ports and inland, and (ii) unlock efficiencies from shared services and enhanced asset utilization from Pentalver’s trucking fleet and Freightliner’s existing fleet of approximately 250 trucks that currently provide local collection and delivery haulage from Freightliner’s inland terminals. With approximately 600 employees, Pentalver will continue to be run by its current management team, and will operate as part of our U.K./Europe Region.

The Pentalver Acquisition is expected to be consummated during the first quarter of 2017, contingent upon the satisfaction of customary closing conditions, including the finalization of certain lease agreements and approval of the transaction by the U.K. Competition and Markets Authority (the “CMA”). Under the terms of the acquisition agreement, if the CMA does not approve the transaction on acceptable terms after the CMA review, both parties may terminate the agreement. If we terminate the agreement, we will be required to pay a £1.2 million termination fee, and if the seller terminates the agreement, we will be required to pay a termination fee of £600,000.

We intend to fund the purchase price for the Pentalver Acquisition with a portion of the net proceeds from this offering. Pending the application of the net proceeds to fund the Pentalver Acquisition, we may temporarily repay indebtedness under the revolving credit facility of our Credit Agreement.

Continental Europe Intermodal Business

We are continuing to explore ways to enhance the long-term viability of ERS, the Continental Europe intermodal business Freightliner acquired from Maersk. We acquired this business when we acquired Freightliner in 2015, but ascribed little value to it at the time of acquisition due to its limited history of profitability and competitive dynamics in the market in which it operates. As of September 30, 2016, ERS had net assets of approximately $9.1 million, allocated as follows ($ in millions):

Cash and cash equivalents	$3.6
Accounts receivable	31.4
Prepaid expenses and other	11.2
Property and equipment	0.4
Goodwill	15.4
Intangible assets	4.5
Other assets	0.4

Total assets	66.9

Accounts payable and accrued expenses	34.2
Long-term debt, including current portion	20.2
Other long-term liabilities	3.4

Net assets	$9.1

For the nine months ended September 30, 2016, ERS produced a net loss of $10.0 million, which was included in our consolidated financial results. We are committed to determining a path forward with ERS no later than early 2017, which may include fundamentally changing the services offered, restructuring operations and implementing cost savings initiatives. Consistent with these actions, earlier in 2016, the ERS management team was replaced. However, we may not be successful in formulating a business plan that generates meaningful and sustainable profitability at ERS, which may lead to a decision by us to exit the business. Accordingly, we may incur further losses and/or impairment charges.

Additional Information

Genesee & Wyoming Inc. is a Delaware corporation incorporated in 1977. Our principal executive offices are located at 20 West Avenue, Darien, CT 06820. Our telephone number is (203) 202-8900. Our website address is http://www.gwrr.com. The information on or accessible from our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

The following summary is not intended to be complete. For a more detailed description of our Class A Common Stock, see “Description of Our Capital Stock” in the accompanying prospectus.

Class A Common Stock offered by us	4,000,000 shares(1)

Class A Common Stock outstanding immediately after this offering	61,300,131 shares(1)(2)(3)

Use of proceeds	We estimate that the net proceeds from the sale of the shares in this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $285.5 million ($328.5 million if the underwriters exercise their option to purchase 600,000 additional shares in full).

We intend to use the net proceeds of this offering, including any proceeds we may receive from the exercise by the underwriters of their option to purchase additional shares, to fund the Pentalver Acquisition, to repay outstanding indebtedness under the Credit Agreement and to pay fees and expenses related to this offering. Pending the application of the net proceeds to fund the Pentalver Acquisition, we may temporarily repay indebtedness under the revolving credit facility of our Credit Agreement.

If the Pentalver Acquisition is not completed, we intend to use the remaining net proceeds from this offering for general corporate purposes, including repaying indebtedness, strategic investments and acquisitions.

An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated serves as administrative agent under the Credit Agreement and certain of the underwriters or their affiliates are lenders under the Credit Agreement and will receive a portion of the proceeds from this offering as a result of such repayment. Because certain of the underwriters or their affiliates are lenders under the Credit Agreement who may receive 5% or more of the net proceeds of the offering, such underwriter may be deemed to have a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA. Accordingly, this offering will be conducted in accordance with FINRA Rule 5121. See “Use of Proceeds” and “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Risk Factors	Investing in our Class A Common Stock involves risks. See “Risk Factors” for a description of certain risks you should consider before investing in our Class A Common Stock.

New York Stock Exchange Symbol	GWR

Transfer Agent	Computershare Shareowner Services LLC

(1)	Does not include the exercise of the underwriters’ option. We have granted the underwriters a 30-day option to purchase from us up to 600,000 additional shares of Class A Common Stock.
(2)	The amount above is based on 57,300,131 shares of Class A Common Stock outstanding as of November 1, 2016 and assumes no exercise of outstanding options since that date. The number of shares of Class A Common Stock expected to be outstanding after this offering excludes:

•	1,412,652 shares of our Class A Common Stock that were subject to outstanding stock options at a weighted average exercise price of $76.58 per share as of November 1, 2016, 701,595 of which were immediately exercisable;

•	786,138 shares of our Class A Common Stock issuable upon conversion of our outstanding Class B Common Stock (see note (3) below);

•	339,569 shares of our Class A Common Stock represented by unvested restricted stock and unvested restricted stock units as of November 1, 2016;

•	57,792 shares of our Class A Common Stock represented by unvested performance-based restricted stock units as of November 1, 2016;

•	56,840 shares of our Class A Common Stock represented by vested deferred stock units as of November 1, 2016; and

•	1,908,723 shares of our Class A Common Stock reserved for future grants under our director and employee stock plans as of November 1, 2016.

(3)	The number of shares of our Class B Common Stock outstanding as of November 1, 2016 was 786,138. This offering will not affect the number of shares of our Class B Common Stock outstanding. There is no established trading market for our Class B Common Stock, and in order to trade Class B Common Stock, the shares must be converted into Class A Common Stock on a one-for-one basis.

Summary Historical Consolidated Financial Information

The following tables set forth our summary historical consolidated financial information. The summary historical consolidated financial information as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 have been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The summary consolidated financial information as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015 have been derived from our unaudited consolidated financial statements incorporated by reference into this prospectus supplement. In the opinion of management, the interim financial information provided herein reflects all adjustments (consisting of normal and recurring adjustments) necessary for a fair statement of the data for the periods presented. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year. In addition, we have grown through acquisitions and investments over the periods covered by this summary historical consolidated financial information. Because of variations in the structure, timing and size of acquisitions, our results of operations with respect to the periods presented below may not be directly comparable.

You should read the consolidated financial information in conjunction with the sections entitled “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2015 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 incorporated by reference into this prospectus supplement and the consolidated financial statements and the related notes incorporated by reference into this prospectus supplement.

	Year Ended December 31,			Nine Months Ended September 30,
	2015(1)	2014(2)	2013(3)	2016	2015
(In thousands, except per share amounts)
Statement of Operations Data:
Operating revenues	$2,000,401	$1,639,012	$1,568,643	$1,484,993	$1,485,548
Operating expenses	1,616,140	1,217,441	1,188,455	1,248,952	1,195,918

Operating income	384,261	421,571	380,188	236,041	289,630
Interest income	481	1,445	3,971	827	375
Interest expense	(67,073)	(56,162)	(67,894)	(53,049)	(48,744)
Loss on settlement of foreign currency forward purchase contracts	(18,686)	—	—	—	(18,686)
Other income, net	1,948	1,008	1,327	2,947	545

Income before income taxes	300,931	367,862	317,592	186,766	223,120
Provision for income taxes	(75,894)	(107,107)	(46,296)	(54,563)	(83,017)

Net income	225,037	260,775	271,296	132,203	140,103
Less: Series A-1 Preferred Stock dividend	—	—	2,139	—	—

Net income attributable to common stockholders	$225,037	$260,775	$269,157	$132,203	$140,103

Basic earnings per common share attributable to Genesee & Wyoming Inc. common stockholders:
Basic earnings per common share	$3.97	$4.71	$5.00	$2.31	$2.47
Weighted average shares—Basic	56,734	55,305	53,788	57,160	56,673
Diluted earnings per common share attributable to Genesee & Wyoming Inc. common stockholders:
Diluted earnings per common share	$3.89	$4.58	$4.79	$2.28	$2.42
Weighted average shares—Diluted	57,848	56,972	56,679	58,083	57,833

	As of December 31,		As of September 30,
	2015	2014	2016(4)
(In thousands)
Balance Sheet Data:
Total assets	$6,795,604	$5,595,753	$6,615,886
Long-term debt and capital leases (excluding portion due within one year)	$2,223,306	$1,548,051	$1,977,649
Total equity	$2,519,461	$2,357,980	$2,659,690

(1)	On January 5, 2015, we completed the acquisition of Pinsly Arkansas for $41.3 million in cash. On March 25, 2015, we acquired all of the outstanding share capital of RailInvest Holding Company Limited, the parent company of London-based Freightliner, for total consideration of £516.3 million (or $769.1 million at the exchange rate on March 25, 2015). In addition, we incurred $12.6 million of acquisition costs and $2.6 million of integration costs associated with Freightliner during 2015 and recorded a loss of $18.7 million on the settlement of foreign currency forward purchase contracts during 2015, which were entered into in contemplation of the Freightliner acquisition.
(2)	On May 30, 2014, our new subsidiary, Rapid City, Pierre & Eastern Railroad, Inc. (“RCP&E”), purchased the assets of the western end of CP’s DM&E rail line for a cash purchase price of $218.6 million, including the purchase of materials and supplies, railcars, equipment and vehicles.
(3)	On February 13, 2013, we exercised our option to convert all of the outstanding Series A-1 Preferred Stock issued to affiliates of Carlyle Partners V, L.P. (collectively, “Carlyle”) in conjunction with the RailAmerica acquisition into 5,984,232 shares of our Class A Common Stock. On the conversion date, we also paid to Carlyle cash in lieu of fractional shares and all accrued and unpaid dividends on the Series A-1 Preferred Stock totaling $2.1 million. In addition, we incurred $17.0 million of integration and acquisition-related costs associated with RailAmerica during 2013.
(4)	On January 1, 2016, we adopted the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update (ASU) 2015-03, Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, which requires debt issuance costs to be recorded as a direct reduction of the debt liability on the balance sheet rather than as an asset. As of September 30, 2016, $14.0 million of unamortized deferred financing costs were netted with long-term debt. On January 1, 2016, we also adopted the FASB’s ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which requires that deferred tax liabilities and assets be classified as non-current in a classified statement of financial position. Total assets as of September 30, 2016 included $2.6 million of deferred income tax assets. Prior year amounts have not been reclassified to reflect the new guidance.

RISK FACTORS

An investment in our Class A Common Stock involves certain risks. You should carefully consider the risks described below, as well as the other risks and information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our Class A Common Stock could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Forward-Looking Statements” in this prospectus supplement where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Relating to Our Business

Adverse global macroeconomic and business conditions could negatively impact our business, and changes in commodity prices could decrease demand for the transport of commodities.

Slower economic growth, an economic recession, significant changes in global economic conditions or commodity prices or changes in government regulation could negatively impact our business. For instance, lower prices of commodities, such as iron ore, coal and manganese, could be a factor influencing decisions to delay, cancel or suspend certain mining projects in Australia and elsewhere, which could reduce the demand for our services. Further, if the rate of economic growth in Asia slows, the export coal carried by our railroads, particularly in Australia, could decline. Agricultural commodity prices are also inherently susceptible to fluctuation. For example, a decline in the price of corn that we transport may result in lower revenues for us if farmers decide to store such corn until the price increases. If we experience significant decline in demand for our services with respect to one or more commodities or products, we may experience lower revenues, increased operating costs, workforce adjustments and other related activities, which could have a material adverse effect on our results of operations, financial condition and liquidity.

In addition, we are required to assess for potential impairment of non-current assets whenever events or changes in circumstances, including economic circumstances, indicate that an asset’s carrying amount may not be recoverable. Given the asset intensive nature of our business, weakness in the general economy increases the risk of significant asset impairment charges. A decline in current macroeconomic and financial conditions or commodity demand from changing patterns of economic activity could have a material adverse effect on our results of operations, financial condition and liquidity.

We may need additional capital to fund our acquisitions and investments. If we are unable to obtain this capital at a reasonable cost, then we may be required to forego potential opportunities, which would impair the execution of our growth strategy.

We intend to continue to review acquisition and investment opportunities and potential purchases of railroad assets and to attempt to acquire companies and assets that meet our investment criteria. As in the past, we expect that we will pay cash for some or all of the purchase price of acquisitions and purchases that we make. In addition, from time to time, we may make investments in equipment and assets to support our customers. Depending on the number of acquisitions and investments and funding requirements, we may need to raise substantial additional capital. Instability or disruptions in the capital markets, including credit markets, or the deterioration of our financial condition due to internal or external factors, could restrict or prohibit access to the capital markets and could also increase our cost of capital. To the extent we raise additional capital through the sale of equity, equity-linked or convertible debt securities, the issuance of such securities could result in dilution to our existing stockholders. If we raise additional funds through the issuance of debt securities, the terms of such debt could impose additional restrictions and costs on our operations. Additional capital, if required, may not be available on acceptable terms or at all. If we are unable to obtain additional capital at a reasonable cost, we may be required to forego potential acquisitions, which could impair the execution of our growth strategy.

If we are unable to consummate additional acquisitions or investments or manage our growth effectively, then we may not be able to implement our growth strategy successfully.

Our growth strategy is based in part on the selective acquisition and development of, and investment in, rail operations, both in new regions and in regions in which we currently operate. The success of this strategy will depend on, among other things:

•	the availability of suitable opportunities;

•	the level of competition from other potential buyers;

•	our ability to value acquisition and investment opportunities accurately and negotiate acceptable terms for those acquisitions and investments;

•	our ability to identify and enter into mutually beneficial relationships with partners; and

•	the receipt of government approvals and financial constraints or other restrictions that may be specific to the particular company or asset to be acquired.

We have experienced significant growth in the past, partially due to the acquisition of additional railroads. Effective management of rapid growth presents challenges, including the availability of management resources to oversee the integration and operation of the new businesses effectively, the need to expand our management team and staff when necessary, the need to enhance internal operating systems and controls and the ability to consistently achieve targeted returns on capital. These challenges are more pronounced when we experience growth in numerous geographies and on a larger scale. As our business grows, we may not be able to maintain similar rates of growth in the future or manage our growth effectively.

Our inability to integrate acquired businesses successfully or to realize the anticipated cost savings and other benefits could have adverse consequences to our business.

We may not be able to integrate acquired businesses successfully. Integrating acquired businesses could also result in significant unexpected costs. Further, the process of integrating businesses may be disruptive to our existing business and may cause an interruption or reduction of our business as a result of the following factors, among others:

•	loss of key employees, customers or contracts;

•	possible inconsistencies in or conflicts between standards, internal controls, procedures and policies among the combined companies and the need to implement company-wide financial, accounting, information technology and other systems;

•	changes in the regulatory approval process and inability to obtain necessary regulatory approvals;

•	failure to maintain or improve the safety or quality of services that have historically been provided;

•	inability to hire or recruit qualified employees;

•	failure to effectively integrate employees from other entities into our regional railroad and safety cultures following an acquisition;

•	unanticipated environmental or other liabilities;

•	failure to coordinate geographically dispersed organizations; and

•	the diversion of management’s attention from our day-to-day business as a result of the need to manage any disruptions and difficulties and the need to add management resources to do so.

These disruptions and difficulties, if they occur, may cause us to fail to realize the cost savings, synergies, revenue enhancements and other benefits that we expect to result from integrating acquired companies and may cause material adverse short- and long-term effects on our results of operations, financial condition and liquidity.

Even if we are able to integrate the operations of acquired businesses into our operations, we may not realize the full benefits of the cost savings, synergies, revenue enhancements or other benefits that we may have expected at the time of acquisition. Expected savings and benefits are frequently based on due diligence results and on extensive analyses that involve assumptions as to future events, including general business and industry conditions, commodity trends, the longevity of specific customer plants and factories served, the ability to negotiate acceptable contractual arrangements, including renewals of leases with other railroads or extensions of government subsidies, operating costs, competitive factors and the ongoing cost of maintaining track infrastructure, many of which are beyond our control and difficult to predict. There is no guarantee that the due diligence results will be accurate or that we will not discover unanticipated liabilities. Further, while we believe these analyses and their underlying assumptions are reasonable, they are estimates that are necessarily speculative in nature. In addition, even if we achieve the expected benefits, we may not be able to achieve them within the anticipated time frame. Also, the cost savings and other benefits from these acquisitions may be offset by unexpected costs incurred in integrating the companies, increases in other expenses or problems in the business unrelated to these acquisitions. For example, if key employees of acquired companies depart because of issues relating to the uncertainty and difficulty of integration or a desire not to become our employees, our ability to realize the anticipated benefits of such acquisitions could be reduced or delayed. Accordingly, you should not place undue reliance on our anticipated synergies.

Many of our recent acquisitions have involved the purchase of stock of existing companies. These acquisitions, as well as acquisitions of substantially all of the assets of a company, may expose us to liability for actions taken by an acquired business and its management before our acquisition. The due diligence we conduct in connection with an acquisition and any contractual guarantees or indemnities that we receive from the sellers of acquired companies may not be sufficient to protect us from, or compensate us for, actual liabilities. Generally, the representations made by the sellers, other than certain representations related to fundamental matters, such as ownership of capital stock, expire within several years of the closing. A material liability associated with an acquisition, especially where there is no right to indemnification, could adversely affect our results of operations, financial condition and liquidity.

The United States Short Line Tax Credit expires on December 31, 2016. As a result, our effective tax rate in 2017 will be higher if the credit is not extended.

Since 2005, we have benefited from the United States Short Line Tax Credit, which is an income tax credit for Class II and Class III railroads to reduce their federal income tax based on qualified railroad track maintenance expenditures (the “Short Line Tax Credit”). Qualified expenditures include amounts incurred for maintaining track, including roadbed, bridges and related track structures, owned or leased by a Class II or Class III railroad. The credit is equal to 50% of the qualified expenditures, subject to an annual limitation of $3,500 multiplied by the number of miles of railroad track owned or leased by the Class II or Class III railroad as of the end of its tax year. On December 18, 2015, the Short Line Tax Credit (which had previously expired on December 31, 2014) was extended for 2015 and 2016 and, consequently, will expire on December 31, 2016. There is no guarantee that the Short Line Tax Credit will be extended before December 31, 2016, or at all. The outcome of the November 8, 2016 U.S. presidential election has rendered enactment of extension legislation prior to December 31, 2016 less likely, as the current Congress is expected to delay any tax legislation until President-elect Trump enters office. Further, recent discussions related to potential corporate tax reform in the United States, as well as presidential infrastructure spending objectives, could impact the likelihood of an extension of the Short Line Tax Credit or yield changes to the Short Line Tax Credit. If the Short Line Tax Credit is not extended for 2017 and additional tax years, or is modified prospectively, the loss of the credit will increase our tax rate and reduce our earnings per share.

Because some of our subsidiaries and affiliates transact business in foreign currencies and because a significant portion of our net income comes from the operations of our foreign subsidiaries, exchange rate fluctuations may adversely affect us and may affect the comparability of our results between financial periods.

Our operations in Australia, Canada and the U.K./Europe accounted for approximately 10%, 2% and 10%, respectively, of our consolidated operating income for 2015. The results of operations of our foreign entities are maintained in the local currency (the Australian dollar, the Canadian dollar, the British pound, the Euro and the Polish zloty) and then translated into United States dollars based on the exchange rate at the end of the period for balance sheet items and, for the statement of operations, at the average exchange rate for the statement period. In addition, Freightliner, as part of a British consortium, provides management and technical support for infrastructure and freight operations to Saudi Railway Company, a government-owned company established in 2006 and tasked with developing and operating railway services, pursuant to a contract that expires in 2020. Payments under the contract are made in Saudi riyal and are converted into Euros and included in our consolidated operating income in Europe. As a result, any appreciation or depreciation of these currencies against the United States dollar can impact our consolidated results of operations. The exchange rates between these currencies and the United States dollar have fluctuated significantly in recent years and may continue to do so in the future.

Moreover, foreign governments may restrict transfers of cash out of the country and control exchange rates. There can be no assurance that we will be able to repatriate our earnings, and at exchange rates that are beneficial to us, which could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to manage our exchange rate risks effectively, and the volatility in currency exchange rates may have a material adverse effect on our results of operations, financial condition and liquidity. In addition, because our financial statements are stated in United States dollars, such fluctuations may affect our consolidated results of operations and financial condition and may affect the comparability of our results between financial periods.

Exposure to market risks, particularly changes in interest rates and foreign currency exchange rates, and hedging transactions entered into to mitigate these and other risks could adversely impact our results of operations, financial condition and liquidity.

We are exposed to various market risks, including interest rate and foreign currency exchange rate risks. It is impossible to fully mitigate all such exposure and higher interest rates and unfavorable fluctuations in foreign currency exchange rates could have an adverse effect on our results of operations, financial condition and liquidity. From time to time, we may use various financial instruments to reduce our exposure to certain market risks. For instance, we have entered into interest rate swaps to mitigate the risk associated with the floating interest rate payments under our Credit Agreement. While these financial instruments reduce our exposure to market risks, the use of such instruments may ultimately limit our ability to benefit from lower interest rates or favorable foreign currency exchange rate fluctuations due to amounts fixed at the time of entering into the hedge agreement and may have significant costs associated with early termination, which could have a material adverse effect on our results of operations, financial condition and liquidity.

The loss of important customers or contracts may adversely affect our results of operations, financial condition and liquidity.

Our operations served more than 2,800 customers during the nine months ended September 30, 2016. Revenues from our 10 largest customers accounted for approximately 22% of our operating revenues for such nine-month period. One of our 10 largest customers, Arrium, a mining and materials company located in Australia, accounted for approximately 2% of our operating revenues for the nine months ended September 30, 2016. GWA’s operations historically served two of Arrium’s mining assets, including the Southern Iron mine, which was mothballed in the second quarter of 2015 as a result of the significant decline in the price of iron ore, and the Whyalla-based operations, which comprise the Middleback Ranges iron ore mines and the Whyalla Steelworks (“Whyalla Contract”), that continue to operate. During the nine months ended September 30, 2016, GWA generated approximately A$28.9 million in freight-related revenues (or approximately $21.4 million, at the average exchange rate for such nine-month period of A$1.00 = $0.74) under the fixed and variable payment structure of the Whyalla Contract that is customary in large contracts in Australia. On April 7, 2016, Arrium announced it had entered into voluntary administration and more recently announced that a sale of the Whyalla operations is likely. Following the voluntary administration, all payments to GWA associated with the Southern Iron rail haulage agreement ceased. While GWA continues to receive payments and provide service under the Whyalla Contract pending the outcome of the voluntary administration and process, GWA could also lose some or all of the revenue associated with the remaining Arrium service.

In North America, we typically handle freight pursuant to transportation contracts between us, our connecting carriers and the customer. Our contracts are generally in accordance with industry norms and vary in duration. These contracts establish price or, in the case of longer term contracts, a methodology for determining the price, but do not typically obligate the customer to move any particular volume. As a consequence, there is rarely a guarantee that past volumes or revenues will continue in the future. Further, under these contracts, freight rates and volumes are not directly linked to changes in the prices of the commodities being shipped, and there is no customary contractual protection in the event of a bankruptcy or insolvency of a customer. Substantial reduction in business with, or loss of, important customers or contracts could have a material adverse effect on our results of operations, financial condition and liquidity.

We are exposed to the credit risk of our customers and counterparties, and their failure to meet their financial obligations could adversely affect our business.

Our business is subject to credit risk. There is a risk that customers or counterparties, which include government entities related to grants and financial institutions related to derivative transactions, will fail to meet their obligations when due. Customers and counterparties that owe us money have defaulted and may continue to default on their obligations to us due to bankruptcy, insolvency, lack of liquidity, shutdowns, operational failures or other reasons. Over the last two years, several of our mining, metals and maritime shipping customers instituted insolvency proceedings. In the United States, for interline traffic, one railroad typically invoices a customer on behalf of all railroads participating in the route. The invoicing railroad then pays the other railroads their portion of the total amount invoiced on a monthly basis. Therefore, when we are the invoicing railroad, we are exposed to customer credit risk for the total amount invoiced and are required to pay the other railroads participating in the route even if we are not paid by the customer. Also, when we are not the invoicing railroad, we are exposed to credit risk at the customer and invoicing railroad levels.

In addition, we may make substantial investments in equipment and assets to support our customers, in particular for those in the mining and natural resources industry. We usually enter into long-term contracts with these customers that include fixed and variable payment terms. Under these contracts the customers pay a fixed payment independent of actual volume shipped as well as a variable rate per ton shipped, with the fixed payment often representing the majority of the total contract payments. Under these arrangements, we are exposed to start-up risks for new operations as well as ongoing operational risks, including exposure to mine shutdowns, that may reduce the variable payments, as well as customer insolvency risk that could impact our ability to collect our fixed payments.

We have procedures for reviewing our receivables and evaluating credit exposures to specific customers and counterparties; however, default risk may arise from events or circumstances that are difficult to detect or foresee. Certain of our risk management methods depend upon the evaluation of information regarding markets, customers or other matters. This information may not, in all cases, be accurate, complete, up-to-date or properly evaluated. As a result, unexpected credit exposures could have a material adverse effect on our results of operations, financial condition and liquidity.

Because we depend on Class I railroads and other connecting carriers for a significant portion of our operations in North America, our results of operations, financial condition and liquidity may be adversely affected if our relationships with these carriers deteriorate.

The railroad industry in the United States and Canada is dominated by seven Class I carriers that have substantial market control and negotiating leverage. For the nine months ended September 30, 2016, approximately 82% of our total carloads in the United States and Canada were interchanged with Class I carriers. A decision by any of these Class I carriers to cease or re-route certain freight movements or to alter existing business relationships could have a material adverse effect on our results of operations, financial condition and liquidity. The financial impact of any such decision would depend on which of our routes and freight movements were affected, as well as the nature of any changes. In addition, Class I carriers also traditionally have been significant sources of business for us, as well as sources of potential acquisition candidates as they divest branch lines to smaller rail operators.

Our ability to provide rail service to customers in the United States and Canada depends in large part upon our ability to maintain cooperative relationships with connecting carriers with respect to lease arrangements, freight rates, revenue divisions, fuel surcharges, car supply, reciprocal switching, interchange and trackage rights. Deterioration in the operations of, or service provided by, those connecting carriers or in our relationship with those connecting carriers could have a material adverse effect on our results of operations, financial condition and liquidity.

We are dependent on lease agreements with Class I railroads and other third parties for our operations, strategy and growth.

In North America, our rail operations are dependent, in part, on lease agreements with Class I railroads and other third parties that allow us to operate over certain segments of track critical to our operations. We lease many of our railroads from Class I carriers and other third parties under lease arrangements with varied expirations, which railroads collectively accounted for approximately 7% of our 2015 total operating revenues. We also own several railroads that lease portions of the track or right-of-way upon which they operate from Class I railroads and other third parties. Our ability to provide comprehensive rail services to our customers on the leased lines depends in large part upon our ability to maintain and extend these lease agreements. Leases from Class I railroads and other third parties that are subject to expiration in each of the next 10 years represent less than 2% of our annual revenues in the year of expiration based on our operating revenues for the year ended December 31, 2015. For example, our revenues associated with leases from Class I railroads and other third parties subject to expiration in each of the next five years (2016—2020) would represent approximately 0.8%, 0.5%, 1.9%, 0% and 0.4% of our operating revenues in each of those years, respectively, based on our operating revenues for the year ended December 31, 2015. Expiration or termination of these leases or the failure of our railroads to comply with the terms of these leases could result in the loss of operating rights with respect to those rail properties and could have a material adverse effect on our results of operations, financial condition and liquidity.

Our results of operations and rail infrastructure are susceptible to weather conditions and other natural occurrences.

We are susceptible to adverse weather conditions, including floods, fires, hurricanes (or cyclones), tornadoes, droughts, earthquakes and other natural occurrences. For example, bad weather and natural disasters, such as blizzards in the United States or Canada and hurricanes (or cyclones) in the United States or Australia, and resulting floods, could cause a shutdown, derailment, washout or other substantial disruption of our operations and those of the entire freight rail network, which could have a material adverse effect on our results of operations, financial condition and liquidity. Weather impacts or other conditions that do not directly affect our operations can still impact the operations of our customers or connecting carriers. For example:

•	Our minerals and stone freight revenues may be reduced by mild winters in the northeastern United States, which lessen demand for road salt.

•	Our coal and coke freight revenues may be reduced by mild winters in the United States or the U.K., which lessen demand for electricity, which in turn lessons the demand for coal.

•	Our revenues generated from the transportation of agricultural products in North America and Australia are susceptible to the impact of drought conditions and the South Australian grain harvest is also susceptible to the impact of droughts or heavy rains and flooding in South Australia.

Furthermore, our expenses could be adversely impacted by weather conditions, including, for example, higher track maintenance, overtime and diesel fuel costs in the winter at our railroads in the United States and Canada related to snow removal, mandated work breaks and locomotive idling. Weather conditions could also cause our customers or connecting carriers to reduce or suspend their operations. Adverse weather conditions that disrupt the entire freight rail network can also cause traffic diversions, prolonged delays and equipment shortages that impact our ability to serve our customers, all of which could have a material effect on our results of operations, financial condition and liquidity.

The development of some of our business could be hindered if we fail to maintain satisfactory working relationships with partners in Australia.

Following our acquisition of GRail, our Australian operations are conducted through the MIRA Partnership, in which we own a controlling 51.1% ownership interest. However, as a consequence of the partnership agreement, we do not have absolute control over the operations of the MIRA Partnership. The MIRA Partnership is governed by a management committee, which is comprised of representatives appointed by both MIRA and G&W general partners. Certain matters require approval by both MIRA and us, including: (i) hiring and dismissing select executives of the partnership; (ii) commitments relating to significant contracts or other matters; (iii) approval of the partnership’s strategic plan, which is a long-term plan outlining the expectations of MIRA and us for the business (including leverage, equity returns and capitalization); (iv) mergers or consolidations; (v) incurrence of material indebtedness; (vi) capital structure changes; (vii) changes to the distribution policy; and (viii) related-party transactions. Accordingly, our ability to maintain constructive and cooperative relations with MIRA will be critical to our ability to implement our plans and expand our business. Any failure to maintain satisfactory working relationships with MIRA or the need to expend significant management resources and time to align our interests with the interests of MIRA could result in a material adverse effect on our operating results, financial condition and liquidity.

Our Credit Agreement as well as our Australian Facilities contain numerous covenants that impose certain restrictions on the way we operate our business.

Our Credit Agreement as well as our Australian Facilities contain numerous covenants that impose restrictions on our ability and the ability of our subsidiaries to, among other things:

•	incur additional indebtedness;

•	pay dividends on capital stock or redeem, repurchase or retire capital stock or indebtedness;

•	make investments, loans, advances and acquisitions;

•	engage in certain transactions with affiliates;

•	create liens;

•	sell assets, including capital stock of any of our subsidiaries;

•	consolidate or merge;

•	enter into sale-leaseback transactions;

•	change the business conducted by us and the guarantors;

•	change our fiscal year; and

•	enter into certain agreements containing negative pledges and upstream limitations.

Our Credit Agreement and the Australian Facilities also contain financial covenants that require us and the Borrower to meet financial ratios and tests. Failure to comply with the obligations in our Credit Agreement, the Australian Facilities and other debt agreements could result in an increase in our interest expense and could give rise to events of default under our Credit Agreement, the Australian Facilities or other debt agreements, as applicable, which, if not cured or waived, could permit lenders to accelerate the related indebtedness and foreclose on the assets securing such debt, if any.

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under such indebtedness.

We have a significant amount of indebtedness. As of September 30, 2016, we had a total indebtedness of $2.1 billion, and we had unused commitments of $533.3 million under our Credit Agreement (after giving effect to $7.1 million of undrawn letters of credit that reduces such availability). In addition, as of December 1, 2016, total outstanding indebtedness under the Australian Facilities was A$690.0 million. See “Capitalization” for our indebtedness on an as adjusted and pro forma as adjusted basis as described therein.

Subject to the limits contained in our Credit Agreement, the Australian Facilities and our other debt instruments, we may be able to incur additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences, including the following:

•	making it more difficult to satisfy our obligations with respect to our outstanding debt;

•	limiting our ability to draw down on amounts available under our Credit Agreement or the Australian Facilities or to obtain additional financing for working capital, capital expenditures, investments or acquisitions or other general corporate requirements;

•	requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, investments or acquisitions and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our Credit Agreement and the Australian Facilities, are at variable rates of interest;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

Market and regulatory responses to climate change, changes in the dynamics of global energy markets, including the closure of coal-fired power plants we serve, climate change litigation and climate change itself could adversely affect our operating costs, decrease demand for the commodities we transport and adversely affect our results of operations, financial condition and liquidity.

Market and regulatory responses to climate change, as well as its physical impacts, could materially affect us. For example, federal, state and local laws, regulations, restrictions, caps, taxes or other controls on emissions of greenhouse gases, including diesel exhaust, could significantly increase our operating costs to comply with these laws and regulations to the extent they apply to our diesel locomotives, equipment, vehicles and machinery or our rail yards. Further, restrictions on emissions could affect our customers that use commodities that we carry to produce energy, that use significant amounts of energy in producing or delivering the commodities we carry, or that manufacture or produce goods that consume significant amounts of energy or burn fossil fuels, including, for example, coal mining operations, natural gas producers, coal-fired power plants, chemical producers, farmers and food producers, automakers and other manufacturers. Significant cost increases, government regulation, changes in market dynamics or changes in consumer preferences for goods or services relating to alternative sources of energy or emissions reductions could materially affect the markets for the commodities we carry. For instance, over the past few years, production of natural gas in the United States has increased dramatically, which has resulted in lower natural gas prices. As a result of sustained low natural gas prices, coal-fired power plants have been displaced by natural gas-fired power generation facilities. If natural gas prices were to remain low, additional coal-fired plants in the United States could be displaced. Further, we carry significant coal volumes in Australia that are destined for export to Asia. A decrease in the demand for coal in the United States or Asia could further reduce our coal volumes and revenues, which in turn could have a material adverse effect on our results of operations, financial condition and liquidity. Government incentives encouraging the use of alternative sources of energy could also affect certain of our customers and the markets for certain of the commodities we carry in an unpredictable manner that could alter our traffic patterns, including, for example, the impacts of ethanol incentives on farming and ethanol producers.

Finally, we could face changes to our operations and decreased revenues associated with climate change. We may also experience increased costs related to defending and resolving legal claims and other litigation related to climate change, including claims alleging that our operations have a negative impact on climate change. Any such market or regulatory responses or litigation, as well as physical impacts attributed to climate change and global warming, such as floods, rising sea levels, increasingly frequent and intense storms and any alteration of trade patterns, individually or in conjunction with one or more of the impacts discussed above or other unforeseen impacts of climate change, could have a material adverse effect on our results of operations, financial condition and liquidity.

As a common carrier by rail, we are required to transport hazardous materials, regardless of cost or risk, which could result in material losses.

We transport certain hazardous materials and other materials, including toxic/poisonous inhalation hazard (“TIH/PIH”) materials, such as chlorine, crude oil and other dangerous substances that pose certain risks in the event of a release or combustion. Additionally, United States laws impose common carrier obligations on railroads that require us to transport certain hazardous materials regardless of risk or potential exposure to loss. A rail accident or other incident or accident on our railroads, at our facilities, or at the facilities of our customers involving the release or combustion of hazardous materials could create catastrophic losses in terms of personal injury, property damage and environmental remediation costs and compromise critical parts of our railroads. In addition, insurance premiums charged for, or the self-insured retention associated with, some or all of the coverage currently maintained by us could increase dramatically or certain coverage may not be available to us in the future if there is a catastrophic event related to rail transportation of these materials. Also, federal regulators have previously prescribed regulations governing railroads’ transportation of hazardous materials and have the ability to put in place additional regulations. For instance, existing legislation requires pre-notification for hazardous materials shipments. Such legislation and regulations could impose significant additional costs on railroads. Additionally, regulations adopted by the DOT and the DHS could significantly increase the costs associated with moving hazardous materials on our railroads. Further, certain local governments have sought to enact ordinances banning hazardous materials moving by rail within their borders. Such ordinances could require the re-routing of hazardous materials shipments, with the potential for significant additional costs. Increases in costs associated with the transportation of hazardous materials could have a material adverse effect on our results of operations, financial condition and liquidity.

We may be impacted by our inability to obtain government funding for capital projects or to benefit from revenue support grants.

Certain of our existing capital projects are, and certain of our future capital projects may be, partially or completely funded through government grant programs. For the nine months ended September 30, 2016, we obtained partial or complete funding by United States and Canadian federal, state, provincial and municipal agencies for 45 new projects. The net spending associated with these grant-funded projects represented approximately 6% of our net capital expenditures for the nine months ended September 30, 2016. Government funding for projects is limited, and there is no guarantee that budget pressure at the federal, state, provincial and local level or changing governmental priorities will not eliminate funding availability or require us to accept onerous contractual obligations. In certain jurisdictions, the acceptance of government funds may impose additional legal obligations on our operations. If we are unable to obtain adequate government funding, we may have to defer or forgo certain capital projects, incur additional debt or use additional cash.

Freightliner benefits from the U.K. Government administered Mode Shift Revenue Support Scheme (“MSRS”), which supports the movement of freight away from road, particularly in the container market. While the U.K. Government confirmed its continued funding of MSRS for England in 2016, the amount of the funding available for periods subsequent to 2016 may be less than prior years. Reduced grants may have a material adverse effect on our results of operations, financial condition and liquidity.

The occurrence of losses or other liabilities that are either not covered by insurance or that exceed our insurance limits could materially adversely affect our results of operations, financial condition and liquidity.

We purchase insurance coverage for losses arising from personal injury and for property damage in the event of derailments, grade crossing accidents, collisions and other incidents or occurrences. Unexpected or catastrophic circumstances associated with derailments of valuable lading, grade crossing accidents, collisions or other incidents involving passenger trains or spillage of hazardous materials or other accidents involving our operations could cause our losses to exceed our insurance coverage limits or sub-limits or give rise to losses or penalties that are not covered by our insurance. In addition, on certain of the rail lines over which we operate, freight trains are operated over the same track as passenger trains. For instance, in Oregon, our Portland & Western Railroad operates certain passenger trains for the Tri-County Metropolitan Transportation District of Oregon, our New England Central Railroad is also used by Amtrak for passenger service in New England, our Connecticut Southern Railroad operates over Amtrak trackage in Connecticut and our recently-acquired P&W railroad operates over MetroNorth Commuter Railroad trackage in New York and Connecticut and also operates over Amtrak trackage in New York, Connecticut, Rhode Island and Massachusetts. In Australia, The Ghan passenger train is operated by a third party over the track of GWA (North) Pty Ltd between Tarcoola and Darwin. Further, we operate excursion trains on behalf of third parties on certain of the rail lines over which we operate. In the U.K., Continental Europe and Australia, freight trains are primarily operated over the same track as passenger trains and will also regularly pass through passenger stations. Derailments, collisions or other incidents involving us and passenger or excursion trains could give rise to losses that exceed our insurance coverage. Moreover, certain third-party freight and excursion train operators have contractual rights to operate over certain of our rail lines. These third-party operators generally are required to maintain minimum levels of insurance coverage, but there can be no assurance that such insurance coverage will be sufficient to cover all of the losses arising from an incident involving such operators on our rail lines. Also, insurance is available from only a very limited number of insurers, and we may not be able to obtain insurance protection at current levels or at all or obtain it on terms acceptable to us. Deteriorating insurance market conditions caused by global property or rail liability losses, as well as subsequent adverse events directly and indirectly attributable to us, including such things as derailments, accidents, discharge of toxic or hazardous materials, or other like occurrences in the industry, may result in additional increases in our insurance premiums and/or our self-insured retentions, volatility in our claims’ expenses and limitations to the coverage under our existing policies and could have a material adverse effect on our results of operations, financial condition and liquidity. In addition, we are subject to the risk that one or more of our insurers may become insolvent and would be unable to pay a claim that may be made in the future. Even with insurance, if any catastrophic interruption of service occurs, we may not be able to restore service without a significant interruption to our operations, which could have a material adverse effect on our results of operations, financial condition and liquidity.

We are subject to significant governmental regulation of our railroad operations. The failure to comply with governmental regulations or changes to the legislative and regulatory environment could have a material adverse effect on our results of operations, financial condition and liquidity.

We are subject to governmental regulation with respect to our railroad operations and to a variety of health, safety, security, labor, environmental and other matters by a significant number of federal, state and local regulatory authorities. New rules or regulations mandated by these agencies could increase our operating costs. For example, the FRA rules governing the implementation of an interoperable positive train control system (“PTC”), which were most recently amended in October 2015, require compliance as early as December 31, 2018. The FRA’s rule contains certain exceptions to these PTC requirements for Class II and Class III railroads, including but not limited to, excepting from the PTC requirements trains traveling less than 20 miles on PTC-required track, and providing Class II and Class III railroads until 2020 to employ PTC-equipped locomotives. Notwithstanding these exceptions, certain of our railroads are required to install PTC-related equipment by the end of 2018. While we do not expect that our compliance with these PTC requirements will give rise to any material financial expenditures, non-compliance with these and other applicable laws or regulations could undermine public confidence in us and subject us to fines, penalties and other legal or regulatory sanctions.

In addition, there are various legislative and regulatory actions that have been considered in the United States in recent years to modify the regulatory oversight of the rail industry. Various proceedings have been initiated by the STB related to rail competition, interchange commitments and competitive access. A DOT study on the impacts of a possible increase in federal truck size and weight limits also commenced in 2012. The results of the DOT study were released in 2015, but data limitations are expected to hinder any near term changes to the federal truck size and weight limits. Many of the actions under consideration and pending are directed at Class I railroads; however, specific initiatives being considered by Congress, the STB or other regulators could expand regulation of our railroad operations and undermine the economic viability of certain of our railroads, as well as threaten the service we are able to provide to our customers. The cost of compliance with the proposed rules and regulations could also be significant. In the other geographies in which we operate, federal, state, provincial and local regulatory authorities could change the regulatory framework (including the access regimes) or take actions without providing us with any recourse for the adverse effects that the changes or actions could have on our business, including, without limitation, regulatory determinations or rules regarding dispute resolution and business relationships with our customers and other railroads. Expanded regulation of our railroad operations will increase the cost of providing rail services, which could reduce capital spending on our rail network, facilities and equipment and have a material adverse effect on our results of operations, financial condition and liquidity.

Currently, there is an ongoing governmental review into the structure, role and function of Network Rail in the U.K. The result of this review may affect our operations and increase our operating costs. See “Part I Item 1. Business—Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this prospectus supplement, for a discussion of these regulations. Our failure to comply with applicable laws and regulations could have a material adverse effect on our results of operations, financial condition and liquidity.

We could incur significant costs for violations of, or liabilities under, environmental laws and regulations.

Our railroad operations and real estate ownership are subject to extensive federal, provincial, state, local and foreign environmental laws and regulations concerning, among other things, emissions to the air, discharges to waters, the generation, handling, storage, transportation and disposal of waste and other materials and cleanup of hazardous materials (including lading) or petroleum releases. We generate and transport hazardous and non-hazardous waste in our operations. We may incur environmental liability from conditions or practices at properties previously owned, leased or operated by us, properties owned by third parties (for example, properties at which hazardous substances or wastes for which we are responsible have been treated, stored, spilled or disposed), as well as at properties currently owned, leased or operated by us, including from lading in the event of a derailment. For instance, one of our subsidiaries, Luxapalila Valley Railroad, Inc., recently paid a civil penalty of $106,100 related to the storage of steel dust on behalf of a customer in violation of the Resource Conservation and Recovery Act. In addition, we received a notice in November 2014 from the United States Environmental Protection Agency (“EPA”) requesting information under the Clean Water Act related to the discharge of crude oil as a result of a derailment of one of our trains in November 2013 in the vicinity of Aliceville, Alabama. The cleanup associated with this derailment is substantially complete but a fine associated with the contamination has not yet been assessed. Under some environmental statutes, liability may be found without regard to whether we were at fault and may also be “joint and several,” whereby we are responsible for all the liability at issue even though we (or the entity that gives rise to our liability) may be only one of a number of entities whose conduct contributed to the liability.

Environmental liabilities may also arise from claims asserted by owners or occupants of affected properties, other third parties affected by environmental conditions (for example, contractors and current or former employees) seeking to recover in connection with alleged damages to their property or personal injury or death, and/or by governmental authorities seeking to remedy environmental conditions or to enforce environmental obligations.

While we maintain insurance for certain environmental damages and claims, environmental requirements and liabilities could obligate us to incur significant costs and expenses to investigate and remediate environmental contamination that may or may not be fully covered by our insurance. Violations of, and liabilities under, environmental laws and regulations could have a material adverse effect on our results of operations, financial condition and liquidity.

We face competition from numerous sources, including those relating to geography, substitute products, other types of transportation and other rail operators.

In North America, each of our railroads is typically the only rail carrier directly serving our customers. In certain circumstances, including under the open access regimes in Australia and Europe, our customers have direct access to other rail carriers. In addition, our railroads also compete directly with other modes of transportation, principally trucks and, on some routes, ship, barge and pipeline operators. Transportation providers such as trucks and barges utilize public rights-of-way that are built and maintained by governmental entities, while we must build and maintain our own network infrastructure. Competition for our services could increase if other rail operators build new rail lines to access certain of our customers or grant to other rail carriers access rights to our rail lines or if legislation is passed that provides materially greater latitude for trucks with respect to size or weight restrictions or automation.

We are also subject to geographic and product competition. A customer could shift production to a region where we do not have operations. Also, commodities that are not transported by rail could be substituted for another commodity that we transport by rail. For example, natural gas can compete with coal that we transport as a fuel source for electricity generation. In either case, we could lose a source of revenues. In addition, we are subject to import competition, where commodities that we transport face competition from less expensive imported products. Some of the products that we transport are exported and face competition on a global basis.

The extent of competition varies significantly among our railroads. Competition is based primarily upon the rate charged, the relative costs of substitutable products and the transit time required. In addition, competition is based on the quality and reliability of the service provided. Because a significant portion of our carloads in the United States and Canada involve interchange with another carrier, we have only limited control over the total price, transit time or quality of such service. It is difficult to quantify the potential impact of competition on our business, since not only each customer, but also each customer location and each product shipped from such location is subject to different types of competition. However, changes to the competitive landscape could have a material adverse effect on our results of operations, financial condition and liquidity.

For information on the risks related to competition associated with the open access regimes in Australia and Europe, see “—Additional Risks Associated with our Foreign Operations.”

We may be adversely affected by diesel fuel supply constraints resulting from disruptions in the fuel markets and increases in diesel fuel costs.

We consumed 63.3 million gallons of diesel fuel in 2015 and 50.0 million gallons of diesel fuel through September 30, 2016. Fuel availability could be affected by any limitation in the fuel supply or by any imposition of mandatory allocation or rationing regulations. If a severe fuel supply shortage arose from production curtailments, disruption of oil imports or domestic oil production, disruption of domestic refinery production, damage to refinery or pipeline infrastructure, political unrest, war, terrorist attack or otherwise, diesel fuel may not be readily available and may be subject to rationing regulations.

In addition, diesel fuel costs constitute a significant portion of our total operating expenses. Currently, we receive fuel surcharges and other rate adjustments to offset fuel prices, although there may be a significant delay in our recovery of fuel costs based on the terms of the fuel surcharge program. However, if Class I railroads change their policies regarding fuel surcharges, the compensation we receive for increases in fuel costs may decrease, which could have a negative effect on our profitability. Costs for fuel used in operations were approximately 7%, 8% and 12% of our operating expenses for the nine months ended September 30, 2016 and the years ended December 31, 2015 and 2014, respectively.

If diesel fuel prices increase dramatically from production curtailments, a disruption of oil imports or domestic oil production or otherwise, these events could have a material adverse effect on our results of operations, financial condition and liquidity.

We may be subject to various claims and lawsuits that could result in significant expenditures.

The nature of our business exposes us to the potential for various claims and litigation related to labor and employment, personal injury, environmental contamination, freight loss, property damage and other matters. For example, United States job-related personal injury claims by our railroad employees are subject to the Federal Employers’ Liability Act (“FELA”) which is applicable only to railroads. FELA’s fault-based tort system produces results that are unpredictable and inconsistent as compared with a no-fault worker’s compensation system. The variability inherent in this system could result in the actual costs of claims being very different from the liability recorded.

Any material changes to current litigation trends or a catastrophic rail accident or series of accidents involving material freight loss or property damage, personal injury or environmental liability against us, or monetary damages associated with a breach of contract or other claims, that is not covered by insurance could have a material adverse effect on our results of operations, financial condition and liquidity.

Some of our employees belong to labor unions, and strikes or work stoppages could adversely affect our results of operations, financial condition and liquidity.

As of September 30, 2016, we were party to approximately 94 collective bargaining agreements with various labor unions in the United States, Australia, Canada and the U.K./Europe. We are currently engaged in negotiations with respect to approximately 20 of these agreements, with three active negotiations. Approximately 3,985 of our approximately 7,200 full time employees as of September 30, 2016, were either union members or have employment terms and conditions determined by a labor agreement or negotiated by a labor union or works council. Currently, we also have entered into employee association agreements with an additional 80 employees who are not represented by a national labor organization. GWA has a collective enterprise bargaining agreement covering the majority of its employees.

Our inability to negotiate acceptable contracts with these unions could result in, among other things, strikes, work stoppages or other slowdowns by the affected workers. If the unionized workers were to engage in a strike, work stoppage or other slowdown, or other employees were to become unionized, or the terms and conditions in future labor agreements were renegotiated, we could experience a significant disruption of our operations and/or higher ongoing labor costs. A substantial majority of the employees of the Class I railroads with which we interchange are unionized. If such Class I railroads were to have a work slowdown or strike, the national rail network and our operations would be adversely affected. In the U.K., our operations are reliant on the rail infrastructure provided by Network Rail. A majority of Networks Rail’s employees are unionized, and if Network Rail were to have a work stoppage or strike, the U.K. rail network and our operations would be adversely affected. Additional unionization of our workforce could result in higher employee compensation and restrictive working condition demands that could increase our operating costs or constrain our operating flexibility.

If we are unable to employ a sufficient number of qualified workers, or attract and retain senior leadership, our results of operations, financial condition and liquidity may be materially adversely affected.

We believe that our success and our growth depend upon our ability to attract and retain skilled workers who possess the ability to operate and maintain our equipment and facilities. The operation and maintenance of our equipment and facilities involve complex and specialized processes and often must be performed in harsh and remote conditions, resulting in a high employee turnover rate when compared to many other industries. The challenge of attracting and retaining the necessary workforce is increased by the expected retirement of an aging workforce, training requirements and significant competition for specialized trades. Within the next five years, we estimate that approximately 9% of our current workforce will become eligible for retirement based on an average retirement age of 61. Many of these workers hold key operating positions, such as conductors, engineers and mechanics. In addition, the demand for workers with the types of skills we require has increased, especially from Class I railroads, which can usually offer higher wages and more generous benefits. A significant increase in the wages paid by competing employers could result in a reduction of our skilled labor force or an increase in the wage rates that we must pay or both.

The execution of our growth strategy, in particular our acquisition and investment strategy, is substantially dependent on our senior management team.

We rely on our senior management team to execute our growth strategy. Our growth strategy is different than the strategy of many other railroads because of our acquisition and investment focus. There can be no assurance that we will be able to attract and retain senior leadership necessary to manage and grow our business. Our performance significantly depends upon the continued contributions of our executive officers and key employees, both individually and as a group, and our ability to retain and motivate them. Our officers and key personnel have many years of experience with us and in our industry and it may be difficult to replace them. Further, the loss of any executive officers or key employees could require the remaining senior leadership to divert immediate and substantial attention to seeking a replacement. The loss of the services of any of our senior leadership, and the inability to find a suitable replacement, could adversely affect our operating, acquisition and investment strategies, as well as our results of operations, financial condition and liquidity.

If we fail to maintain an effective system of internal control over financial reporting as well as disclosure controls and procedures, we could become subject to regulatory scrutiny and current and potential shareholders may lose confidence in our financial reporting and disclosures.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required to include in our Annual Report on Form 10-K our management’s report on internal control over financial reporting. As we execute our acquisition strategy, consistent with the guidance issued by the Securities and Exchange Commission, we may elect to omit an assessment of internal control over financial reporting of a recently acquired business in the year of acquisition from management’s report. For example, as disclosed in our Form 10-K for the year ended

December 31, 2015, management excluded an assessment of the effectiveness of internal control over financial reporting related to Freightliner, which we acquired in a business combination on March 25, 2015. Our assessment of Freightliner’s internal control over financial reporting as of December 31, 2016 is in progress and will be included in our report on the Company’s internal control over financial reporting beginning with our Form 10-K for the year ended December 31, 2016.

The failure to implement and maintain proper and effective internal controls over financial reporting, as well as disclosure controls and procedures, could result in our identification of material weaknesses in our financial reporting controls that may cause errors in our financial statements that could have a material effect on our financial results, financial position or liquidity and in the accompanying footnote disclosures. Such errors could also require restatements of previously issued financial statements. We cannot guarantee that we will not identify and report any material weaknesses in the future. Should such events occur, we may become subject to regulatory scrutiny and investors may lose confidence in our reported financial information and disclosure, which could negatively impact our stock price.

Our operations are dependent on our ability to obtain railcars, locomotives and other critical railroad items from suppliers.

Due to the capital intensive nature and industry-specific requirements of the rail industry, there are high barriers to entry for potential new suppliers of core railroad items such as railcars, locomotives and track materials. If the number of available railcars is insufficient or if the cost of obtaining these railcars either through lease or purchase increases, we might not be able to obtain railcars on favorable terms, or at all, and shippers may seek alternate forms of transportation. In some cases, we use third-party locomotives to provide transportation services to our customers and such locomotives may not be available. Without these third-party locomotives, we would need to invest additional capital in locomotives. Even if purchased, there is no guarantee that locomotives would be available for delivery without significant delay. For example, in Australia, the availability of new locomotives is limited, with long lead times for delivery. Additionally, we compete with other industries for available capacity and raw materials used in the production of certain track materials, such as rail and ties. Changes in the competitive landscapes of these limited-supplier markets could result in equipment shortages that could have a material adverse effect on our results of operations, financial condition and liquidity in a particular year or quarter and could limit our ability to support new projects and achieve our growth strategy.

We may be affected by acts of terrorism or anti-terrorism measures.

Our rail lines, port operations and other facilities and equipment, including railcars carrying hazardous materials that we are required to transport under federal law as a common carrier, could be direct targets or indirect casualties of terrorist attacks. Any terrorist attack or other similar event could cause significant business interruption and may adversely affect our results of operations, financial condition and liquidity. In addition, regulatory measures designed to control terrorism could impose substantial costs upon us and could result in impairment to our service, which could also have a material adverse effect on our results of operations, financial condition and liquidity.

We rely on the stability and availability of technology systems to operate our business.

We rely on information technology in all aspects of our business. The performance and reliability of our technology systems, as well as those provided by critical vendors, is critical to our ability to operate and compete safely and effectively. A cyber security attack, which is a deliberate theft of data or impairment of information technology systems, or other significant disruption or failure, could result in a service interruption, train accident, misappropriation of confidential information, process failure, security breach or other operational difficulties. Such an event could result in increased capital, insurance or operating costs, including security costs to protect our infrastructure. A disruption or compromise of our information technology systems, even for short periods of time, could have a material adverse effect on our business and results of operations.

Additional Risks Associated with Our Foreign Operations

We are subject to the risks of doing business in foreign countries.

Some of our subsidiaries transact business in foreign countries, namely in Australia, Canada, the U.K., Belgium, Germany, the Netherlands, Poland and Saudi Arabia. In addition, we may consider acquisitions or other investments in other foreign countries in the future. The risks of doing business in foreign countries include:

•	adverse changes or greater volatility in the economies of those countries;

•	foreign currency fluctuations;

•	adverse effects due to changes in the European Union (EU) or eurozone membership, including risks associated with the U.K.’s referendum vote to end its continued membership in the EU;

•	adverse effects due to the migration of people into the EU;

•	adverse changes to the regulatory environment or access regimes of those countries;

•	adverse changes to the tax laws and regulations of those countries;

•	restrictions on the withdrawal of foreign investment, or a decrease in the value of repatriated cash flows;

•	a decrease in the value of foreign sourced income as a result of exchange rate changes;

•	the actual or perceived failure by us to fulfill commitments under concession agreements;

•	the ability to identify and retain qualified local managers; and

•	the challenge of managing a culturally and geographically diverse operation.

Any of the risks above could have a material adverse effect on our results of operations, financial condition and liquidity.

Our concession and/or lease agreements in Australia could be canceled, and there is no guarantee these agreements will be extended beyond their terms.

Through our subsidiaries in Australia, we have entered into long-term concession and/or lease agreements with governmental authorities in the Northern Territory and South Australia. Our concession agreement for the Tarcoola-to-Darwin rail line expires in 2054 and our lease agreement for our other South Australia rail lines expires in 2047. If our concession or lease agreements expire, we will no longer act as the below rail access provider but will still be permitted to participate in the above rail market. These concession and lease agreements are subject to a number of conditions, including those relating to the maintenance of certain standards with respect to service, price and the environment. These concession and lease agreements also typically carry with them a commitment to maintain the condition of the railroad and to make a certain level of capital expenditures, which may require capital expenditures that are in excess of our projections. Our failure to meet these commitments under the long-term concession and lease agreements could result in the termination of those concession or lease agreements. The termination of any concession or lease agreement could result in the loss of our investment relating to that concession or lease agreement. Further, the expiration of these agreements and the end of their term would result in the loss of the associated revenues and income. Either of these events could have a material adverse effect on our results of operations, financial condition and liquidity.

Open access regimes in Australia and Europe could lead to additional competition for rail services, disruptions to service and decreased revenues and profit margins.

The legislative and regulatory framework in Australia allows third-party rail operators to gain access to our Australian railway infrastructure and also governs our access to track owned by others. European countries in which our subsidiaries operate also have open access regimes that permit third-party rail operators to compete for the business of our subsidiaries that operate in such countries. There are limited barriers to entry to preclude a current or prospective rail operator from approaching our customers and seeking to capture their business. Further, the open access nature of the rail network could lead to disruptions to services as infrastructure maintenance and scheduling operations are outside our control. The loss of our customers to competitors or unexpected disruptions in service could result in decreased revenues and profit margins, which could have a material adverse effect on our results of operations, financial condition and liquidity.

Changes to the open access regimes in Australia and Europe could have a significant impact on our operations.

Access fees paid for our access onto the track of other companies and access fees we charge under state and federal regimes are subject to change. Where we pay access fees to others, if those fees were increased, our operating margins could be negatively affected. In Australia, if the federal government or respective state regulators were to alter the regulatory regime or determine that access fees charged to current or prospective third-party rail freight operators by our Australian railroads did not meet competitive standards, our income from those fees could decline. In the U.K., if the Office of Rail and Road, the independent safety and economic regulator for Britain’s railways, were to change the access regime, even if we were able to pass any increased fees onto customers, we may be less competitive and our revenues could decline. In addition, when we operate over track networks owned by others, the owners of the networks are responsible for scheduling the use of the tracks as well as for determining the amount and timing of the expenditures necessary to maintain the tracks in satisfactory condition. Therefore, in areas where we operate over tracks owned by others, our operations are subject to train scheduling set by the owners as well as the risk that the network will not be adequately maintained. Changes to the open access regimes could have a material adverse effect on our business, results of operations, financial condition and liquidity.

Revocation of our safety accreditations could result in a loss of revenue and termination of our concession.

Our operating subsidiaries in Australia and the U.K./Europe hold safety accreditations that are required in order for them to provide freight rail services. These safety accreditations are essential for us to conduct our business and are subject to removal. Following significant derailments, the government entities responsible for oversight of rail safety frequently perform investigations. Any loss of, failure to maintain or inability to renew, rail safety accreditations necessary to carry on rail operations in any jurisdiction, or any changes in government policy and legal or regulatory oversight, including changes to the rail safety regulatory regime, could have a material adverse effect on our business, results of operations, financial condition and liquidity.

Freightliner has significant pension funding obligations.

Freightliner provides a defined benefit pension program for its U.K. employees through a standalone shared cost arrangement within the Railways Pension Scheme (“Pension Program”). The Pension Program has more than 300,000 active and retired employees, and participation by more than 150 rail companies with assets under management in excess of £20 billion. There are six discrete sections within the Pension Program and participating employers may set up more than one arrangement in the program. There is no cross-subsidy or funding obligation between the discrete sections of the Pension Program or between the discrete arrangements of any participating employers. The Pension Program is managed and administered by a professional pension administration company and is overseen by trustees with professional advice from independent actuaries and other advisers. The Freightliner section of the Pension Program is a shared cost arrangement with required contributions shared between Freightliner and its employees with Freightliner contributing 60% and the remaining 40% contributed by active employees.

The Pension Program’s assets are subject to market fluctuation, and its assets and liabilities are formally valued on an independent actuarial basis every three years. A key element of the valuation process is an assessment of the creditworthiness of the participating employer. Less creditworthy employers are encouraged to invest in lower risk assets, with on average lower returns, which impacts the assessment of the pension liabilities and any underlying deficit. In the event that the Freightliner section of the Pension Program is underfunded on an actuarial basis at any valuation point, the shared cost nature of the program means that Freightliner is responsible for paying 60% of any deficit contributions, with active employees contributing the remaining 40%, in each case over a recovery period agreed with the trustees.

If the Freightliner section of the Pension Program is terminated and wound up, any deficit would fall entirely on Freightliner and would not be shared with active employees. Equally, if all active employees were to leave the Freightliner section, Freightliner would have full responsibility for funding any deficits. As of September 30, 2016, there were approximately 1,600 active Freightliner employees in the Freightliner section of the Pension Program. Freightliner’s pension expense and funding of its section of the Pension Program may increase in the future and, as a result, could have a material adverse effect on our results of operations, financial condition and liquidity.

Political and economic uncertainty arising from a majority of voters approving a referendum for the United Kingdom to exit the European Union could adversely impact our operations and financial results.

In June 2016, the U.K. held a referendum in which voters approved an exit from the European Union (“E.U.”), commonly referred to as Brexit. As a result of the referendum, it is expected that the British government, subject, potentially, to a vote of the British Parliament, will begin negotiating the terms of the U.K.’s withdrawal from the E.U. A withdrawal could, among other outcomes, disrupt the free movement of goods, services and people between the U.K. and the E.U., undermine bilateral cooperation in key policy areas and significantly disrupt trade between the U.K. and the E.U. In addition, Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the U.K. determines which E.U. laws to replace or replicate. Given the lack of comparable precedent, it is unclear what financial, trade and legal implications the withdrawal of the U.K. from the E.U. would have and how such withdrawal would affect us. Our U.K./European Operations represented approximately 28% of our consolidated revenues for the nine months ended September 30, 2016. The announcement of Brexit caused significant volatility in global stock markets and currency exchange rate fluctuations that resulted in the weakening of the British pound against the United States dollar. During periods of a weakening British pound, our reported international revenues are reduced because the British pound translates into fewer United States dollars. The long term effects of Brexit will depend on any agreements the U.K. makes to retain access to European markets, either during a transitional period or more permanently, and any other bilateral trade agreements the U.K. can reach with other trade partners. Any of the potential effects of Brexit could have unpredictable consequences for credit markets and adversely affect our business, results of operations and financial performance.

If the earnings of our controlled foreign subsidiaries were to be distributed, our effective tax rate could be higher.

We file a consolidated United States federal income tax return that includes all of our United States subsidiaries. Each of our foreign subsidiaries files income tax returns in each of their respective countries. No provision is made for the United States income taxes applicable to the undistributed earnings of our controlled foreign subsidiaries. The amount of those earnings was $322.5 million as of December 31, 2015. If the earnings were to be distributed in the future, those distributions may be subject to United States income taxes (appropriately reduced by available foreign tax credits) and withholding taxes payable to various foreign countries, which could result in a higher effective tax rate for us, thereby reducing our earnings. See “Part II Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Cash Repatriation” in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this prospectus supplement, for additional information.

Risks Relating to Our Class A Common Stock

There can be no assurance that the Pentalver Acquisition will be completed or that we will receive final STB approval for the P&W Acquisition.

This offering is not conditioned on the completion of the Pentalver Acquisition, which is contingent upon the satisfaction of customary closing conditions, as well as approval of the transaction by the CMA. There can be no assurance that the Pentalver Acquisition will be completed. See “Summary—Recent Developments.” If the Pentalver Acquisition is not completed, we may use any remaining proceeds from this offering for general corporate purposes. This may, but will not necessarily, include repaying indebtedness and/or other strategic investments and acquisitions. In addition, there can be no assurance that we will receive final approval from the STB to control P&W.

Our directors and executive officers have the ability to significantly influence the vote of our stockholders on significant corporate actions.

As of November 1, 2016, our directors and executive officers beneficially owned approximately 2.2% of the outstanding shares of the Class A Common Stock and 92.3% of the outstanding shares of the Class B Common Stock, which has ten votes per share, representing approximately 13.0% of our voting power (or 12.2% following completion of this offering), including approximately 11.2% (or 10.5% following completion of this offering) of the voting power controlled by Mortimer B. Fuller III, our Chairman of the Board of Directors. As a result, Mr. Fuller and the other directors and executive officers will have the ability to significantly influence the vote of stockholders on important corporate actions requiring stockholder approval, including mergers, share exchanges or sales of all or substantially all of our assets. With this voting power, Mr. Fuller and the other directors and executive officers may also have the ability to delay or prevent a change in control.

We do not expect to pay dividends to holders of Class A or Class B Common Stock.

We do not intend to pay cash dividends on Class A Common Stock or Class B Common Stock for the foreseeable future and we intend to retain earnings, if any, for the operation and expansion of our business. Any determination to pay dividends in the future will be at the discretion of the Board of Directors and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by the Board of Directors. In addition, the Credit Agreement contains restrictions on the payment of cash dividends.

Shares eligible for future sale could have adverse consequences for the market price of Class A Common Stock.

As of November 1, 2016, our outstanding shares of Class B Common Stock were freely convertible on a one-for-one basis into 786,138 shares of Class A Common Stock and, if so converted, will be eligible for sale subject to the volume and other limitations of Rule 144. In addition, we make grants of awards under our incentive compensation plans which will impact the amount of Class A Common Stock available for future sale. We cannot predict the effect, if any, that the availability of shares of Class A Common Stock for future sales will have on the market price of Class A Common Stock prevailing from time to time. Sales of substantial amounts of Class A Common Stock, including shares issued upon the conversion of Class B Common Stock or pursuant to our equity incentive plans, or the perception that these sales could occur, could adversely affect prevailing market prices for Class A Common Stock.

Additional issuances of equity securities by us would dilute the ownership of existing stockholders and could reduce our earnings per share, and may cause the Class A Common Stock price to decline, which may negatively impact your investment.

We may issue equity securities in the future in connection with capital raisings, acquisitions, strategic transactions, our equity incentive plans or for other purposes. To the extent we issue substantial additional equity securities, the ownership of our existing stockholders would be diluted and our earnings per share could be reduced.

Issuances of substantial numbers of additional shares of Class A Common Stock, including in connection with future acquisitions, if any, or the perception that such issuances could occur, may cause prevailing market prices for Class A Common Stock to decline, which may negatively impact your investment. In addition, our Board of Directors is authorized to issue shares of preferred stock without any action on the part of our stockholders. Our Board of Directors also has the power, without stockholder approval, to set the terms of any such series of shares of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our Class A Common Stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms.

Our certificate of incorporation, by-laws, debt agreements and continuity agreements with our executive officers as well as Delaware corporate law contain provisions that may discourage a takeover attempt.

Certain provisions of our certificate of incorporation and by-laws may have the effect of discouraging a third party from making an acquisition proposal and may inhibit a change in control under circumstances that could give the stockholders the opportunity to realize a premium over the then-prevailing market prices. Specifically, mergers and certain other corporate actions require the approval of two-thirds of the total votes represented by all Class A Common Stock and Class B Common Stock unless Genesee & Wyoming is the survivor of the merger or consolidation and no change of control has occurred as a result of the merger or consolidation. Our Board of Directors is divided into three classes, with the members of each class serving staggered three-year terms, and is expressly authorized to consider a variety of factors in determining our best interests. In addition, under certain circumstances, Section 203 of the Delaware General Corporation Law makes it more difficult for an “interested stockholder,” generally a 15% stockholder, to effect certain business combinations with a corporation for a three-year period.

Certain of our debt instruments have, and may in the future have, change in control features that may accelerate the maturity of amounts due under such instruments. In addition, we have entered into and may in the future enter into continuity agreements with each of our executive officers. Currently, the continuity agreements with each of our executive officers provide that upon termination of his or her employment without cause or resignation for good reason within two years following a change of control, each of our executive officers will receive a cash severance amount equal to three times the sum of his or her current salary plus target annual incentive compensation for that year. Additionally, the executives would be entitled to receive their accrued but unpaid base salary and annual incentive compensation. Under the continuity agreements, executive officers are entitled to receive the greater of the after-tax parachute payment (including the payment by such executive officers of the 20% excise tax under the Internal Revenue Code for excess parachute payments) or the after-tax safe harbor limit less one dollar. Further, pursuant to the continuity agreements, upon termination without cause or resignation for good reason within two years following a change of control, all unvested stock options and restricted stock holdings immediately become vested to the extent such acceleration does not take place earlier under the applicable plan documents.

The market price of our Class A Common Stock may be volatile and you could lose all or part of your investment.

Volatility in the market price of the Class A Common Stock may prevent you from being able to sell your shares at or above the price you paid for your shares. During the period from January 1, 2014 to December 8, 2016, the closing sales price of our Class A Common Stock as reported by the New York Stock Exchange has fluctuated from a high of $105.51 per share to a low of $44.55 per share. The market price of the Class A Common Stock has fluctuated significantly in the recent past and could fluctuate significantly in the future for various reasons, which include:

•	actual or anticipated fluctuations in our quarterly or annual earnings or those of other companies in our industry;

•	strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;

•	changes in market valuations or operating performance of our competitors or companies similar to ours;

•	additions and departures of key personnel;

•	variance in our financial performance from the expectations of market analysts, including changes in earnings estimates or recommendations by research analysts who track the Class A Common Stock or the stocks of other companies in our industry;

•	changes in expectations as to our future financial performance, including financial estimates by research analysts and investors;

•	changes in accounting standards, policies, guidance, interpretations or principles applicable to our business;

•	general global macroeconomic conditions;

•	economic, financial, geopolitical, regulatory or judicial events that affect us or financial markets generally; and

•	risks enumerated elsewhere in this section.

In addition, in recent years, the global equity markets have experienced substantial price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies including us and the companies in our industry. The price of Class A Common Stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce the stock price and your ability to sell your shares.

Non-U.S. holders who own or owned more than a certain ownership threshold may be subject to United States federal income tax on gain realized on the disposition of the shares of Class A Common Stock.

It is possible that we are a United States real property holding corporation currently or will become one in the future for United States federal income tax purposes. If we are or become a United States real property holding corporation, so long as Class A Common Stock continues to be regularly traded on an established securities market, only a non-U.S. holder (as defined in “Certain United States Federal Income and Estate Tax Consequences to Non-U.S. Holders”) who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than 5% of Class A Common Stock will be subject to United States federal income tax on the disposition of Class A Common Stock, by reason of our status as a United States real property holding corporation. Non-U.S. holders should consult their own tax advisors concerning the consequences of disposing of shares of our Class A Common Stock.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 4,000,000 shares of Class A Common Stock in this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $285.5 million ($328.5 million if the underwriters exercise their option to purchase 600,000 additional shares in full).

We intend to use the net proceeds of this offering, including any proceeds we may receive from the exercise by the underwriters of their option to purchase additional shares, to fund the Pentalver Acquisition, to repay outstanding indebtedness under the Credit Agreement and to pay fees and expenses related to this offering. Pending the application of the net proceeds to fund the Pentalver Acquisition, we may temporarily repay indebtedness under the revolving credit facility of our Credit Agreement. If the Pentalver Acquisition is not completed, we intend to use the remaining net proceeds from this offering for general corporate purposes, including repaying indebtedness, strategic investments and acquisitions.

An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated serves as administrative agent under the Credit Agreement and certain of the underwriters or their affiliates are lenders under the Credit Agreement and will receive a portion of the proceeds from this offering as a result of such repayment. Because certain of the underwriters or their affiliates are lenders under the Credit Agreement who may receive 5% or more of the net proceeds of the offering, such underwriter may be deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with FINRA Rule 5121. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2016:

•	on an actual basis;

•	on an as adjusted basis, after giving effect to (i) the P&W Acquisition and the estimated transaction costs related thereto, (ii) the GRail Acquisition and the estimated transaction costs related thereto and (iii) the issuance and sale of Class A Common Stock offered hereby (assuming no exercise of the underwriters’ option to purchase additional shares), and the use of a portion of the proceeds therefrom to repay indebtedness incurred under the revolving credit facility of our Credit Agreement and to pay fees and expenses related to this offering; and

•	on a pro forma as adjusted basis to give effect to the Pentalver Acquisition and the application of the proceeds from this offering to fund the Pentalver Acquisition and the estimated transaction costs related thereto.

You should read the information in this table together with “Prospectus Supplement Summary—Recent Developments,” “Prospectus Supplement Summary—Summary Historical Consolidated Financial Information,” “Use of Proceeds” and our consolidated financial statements and the related notes and the information contained in the documents incorporated by reference in this prospectus supplement.

	As of September 30, 2016 (unaudited)
	Actual	As Adjusted(1)	Pro Forma As Adjusted(1)
(in thousands)
Cash and Cash Equivalents	$26,366	$141,846	$26,366

Debt:
Credit Agreement(2)	$1,987,344	$1,826,962	$1,826,962
Australian Facilities(3)	—	528,678	528,678
Other Debt(4)	95,243	277,708	277,708
Deferred Financing Fees	(19,097)	(34,799)	(34,799)

Total Debt	2,063,490	2,598,549	2,598,549
Equity:
Class A Common Stock, $0.01 par value, one vote per share; 180,000,000 shares authorized; 70,071,227 shares issued, actual (including 12,780,371 shares held in treasury), and 74,071,227 shares issued, as adjusted and pro forma as adjusted (including 12,780,371 shares held in treasury)(5)	701	741	741
Class B Common Stock, $0.01 par value, ten votes per share; 30,000,000 shares authorized; 793,138 shares issued and outstanding, actual, as adjusted and pro forma as adjusted(5)	8	8	8
Additional Paid-In-Capital	1,376,805	1,591,945	1,591,945
Retained Earnings	1,676,879	1,659,287	1,656,655
Accumulated Other Comprehensive Loss	(163,831)	(163,831)	(163,831)
Treasury Stock, at Cost	(230,872)	(230,872)	(230,872)

Total Genesee & Wyoming Inc. Stockholder’s Equity	2,659,690	2,857,278	2,854,646
Noncontrolling Interest	—	380,923	380,923

Total Equity	2,659,690	3,238,201	3,235,569

Total Capitalization	$4,723,180	$5,836,750	$5,834,118

(1)	We estimate that the net proceeds to us from the sale of the 4,000,000 shares of Class A Common Stock we are offering will be approximately $285.5 million after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. If the underwriters exercise their option to purchase 600,000 additional shares of Class A Common Stock from us in full, we estimate the total net proceeds to us will be approximately $328.5 million after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. Pending the application of the net proceeds to fund the Pentalver Acquisition (purchase price of approximately £87 million or approximately $112.8 million at the September 30, 2016 exchange rate of £1.00 = $1.30), we may temporarily repay indebtedness under the revolving credit facility of our Credit Agreement. If the Pentalver Acquisition is not completed, we intend to use the remaining net proceeds from this offering for general corporate purposes, including repaying indebtedness, strategic investments and acquisitions.

(2)	The credit facilities under the Credit Agreement are comprised of a $1,782.0 million United States term loan maturing in 2020, a £101.7 million U.K. term loan maturing in 2020 and a $625.0 million revolving credit facility maturing in 2020.

As of September 30, 2016, we had $84.6 million outstanding under the revolving credit facility, $7.1 million outstanding letter of credit guarantees under the revolving credit facility, $1,578.0 million outstanding under the United States term loan, A$255.1 million (or $195.5 million at the September 30, 2016 exchange rate of A$1.00 = $0.77) outstanding under the Australian term loan (which term loan has been terminated in connection with the GRail Acquisition) and £99.7 million (or $129.3 million at the September 30, 2016 exchange rate of £1.00 = $1.30) outstanding under the U.K. term loan. On November 1, 2016, we borrowed $126.2 million under the revolving credit facility to fund the P&W Acquisition and, on December 1, 2016, we borrowed $67.6 million under the revolving credit facility to fund the A$88.0 million contribution for the GRail Acquisition ($67.6 million at the September 30, 2016 exchange rate of A$1.00 = $0.77). In addition, borrowings outstanding on our Australian term loan under the Credit Agreement were repaid at the closing of the GRail Acquisition with borrowings under the Australian Facilities. A portion of the net proceeds from this offering ($158.6 million) will be used to repay borrowings under the revolving credit facility under our Credit Agreement.

As of September 30, 2016, on an as adjusted and a pro forma as adjusted basis, our Credit Agreement would have provided for unused commitments of $500.6 million (after giving effect to $4.7 million of outstanding letters of credit). In addition, the Credit Agreement provides for an option to increase, subject to certain conditions, the aggregate amount of all facilities thereunder by (i) an aggregate amount not to exceed $300.0 million plus (ii) an additional amount if, after giving effect to the incurrence of such additional amount, the total leverage ratio (as defined in the Credit Agreement) is less than or equal to 3.00 to 1.00.

For a further description of the Credit Agreement, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Agreement” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which is incorporated by reference into this prospectus supplement.

(3)	Represents A$690.0 million ($528.7 million at the exchange rate of A$1.00 = $0.77 as of September 30, 2016) borrowed under the Australian Facilities to partially fund the GRail Acquisition. As of September 30, 2016, on an as adjusted and a pro forma as adjusted basis, the Australian Facilities would have provided for unused commitments of $35.9 million (after giving effect to $2.4 million of outstanding letters of credit). For a description of the Australian Facilities, see “Summary—Recent Developments.”

(4)	On December 1, 2016, in connection with the GRail Acquisition, MIRA contributed A$238.1 million ($182.5 million at the September 30, 2016 exchange rate of A$1.00 = $0.77) to GWA in the form of partner loans. Neither Genesee & Wyoming nor any of its other subsidiaries are parties to or guarantee any of the obligations under the subordinated partner loans. A subsidiary of Genesee & Wyoming made matching partner loans for a portion of its contributed equity that are eliminated in consolidation for accounting purposes. See “Summary—Recent Developments.”

(5)	These amounts do not include shares of our Class A Common Stock subject to outstanding stock options or shares of Class A Common Stock issuable in connection with:

•	the conversion of our outstanding Class B Common Stock;

•	unvested restricted stock and unvested stock units;

•	unvested performance-based restricted stock units;

•	vested deferred stock units; and

•	future grants under our director and employee stock plans.

See “Prospectus Supplement Summary—The Offering.”

PRICE RANGE OF CLASS A COMMON STOCK

Our Class A Common Stock is traded publicly on the New York Stock Exchange under the symbol “GWR.” The following table presents quarterly information on the price range of our Class A Common Stock. This information indicates the high and low closing sales prices for each recent fiscal quarter reported by the New York Stock Exchange.

	High	Low
Fiscal year ended December 31, 2014
First quarter	$99.86	$87.19
Second quarter	$105.51	$93.37
Third quarter	$105.47	$93.82
Fourth quarter	$100.89	$83.33
Fiscal year ended December 31, 2015
First quarter	$105.15	$82.15
Second quarter	$97.34	$76.18
Third quarter	$75.84	$57.51
Fourth quarter	$72.54	$50.28
Fiscal year ending December 31, 2016
First quarter	$64.17	$44.55
Second quarter	$65.99	$52.86
Third quarter	$70.03	$58.58
Fourth quarter (through December 13, 2016)	$80.01	$64.55

On December 13, 2016, the last reported sale price of our Class A Common Stock was $75.39 per share. As of November 1, 2016, there were 170 Class A Common Stock record holders and 11 Class B Common Stock record holders. There is no established trading market for our Class B Common Stock and in order to trade Class B Common Stock, the shares must be converted into Class A Common Stock on a one-for-one basis.

DIVIDEND POLICY

We did not pay cash dividends on our Class A Common Stock or Class B Common Stock in 2015, 2014 or during the first nine months of 2016. We do not intend to pay cash dividends on our Class A Common Stock or Class B Common Stock for the foreseeable future and intend to retain earnings, if any, for the operation and expansion of our business. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our Board of Directors. In addition, our Credit Agreement contains restrictions on the payment of cash dividends.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain United States federal income and estate tax consequences to a non-U.S. holder (as defined below) of the purchase, ownership and disposition of our Class A Common Stock as of the date hereof. Except where noted, this summary deals only with Class A Common Stock that is held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a beneficial owner of our Class A Common Stock (other than an entity treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity taxable as a partnership for United States federal income tax purposes) holds our Class A Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A Common Stock, you should consult your tax advisors.

If you are considering the purchase of our Class A Common Stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the Class A Common Stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Class A Common Stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s Class A Common Stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our Class A Common Stock, the excess will be treated as gain from the disposition of our Class A Common Stock (the tax treatment of which is discussed below under “—Gain on Disposition of Our Class A Common Stock”).

Dividends paid to a non-U.S. holder of our Class A Common Stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment maintained by the non-U.S. holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our Class A Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our Class A Common Stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Class A Common Stock

Subject to the discussion of backup withholding and FATCA below, any gain realized on the disposition of our Class A Common Stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment maintained by the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates as if it were a United States person as defined under the Code. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale, which may be offset by United States source capital losses realized during the same taxable year, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We have not determined whether we are a “United States real property holding corporation” for United States federal income tax purposes, and it is possible that we are a United States real property holding corporation currently or will become a United States real property holding corporation in the future. If we are or become a “United States real property holding corporation,” so long as our Class A Common Stock continues to be regularly traded on an established securities market, only a non-U.S. holder who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than 5% of our Class A Common Stock will be subject to United States federal income tax on the disposition of our Class A Common Stock.

Federal Estate Tax

Class A Common Stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or exchange of information treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Class A Common Stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our Class A Common Stock and, for a disposition of our Class A Common Stock occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from

FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our Class A Common Stock.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Class A Common Stock by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Class A Common Stock of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Whether or not the underlying assets of the Issuer were deemed to include “plan assets,” as described below, the acquisition and/or holding of the Class A Common Stock by an ERISA Plan with respect to which the Company or the underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the Class A Common Stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Plan Asset Issues

ERISA and the regulations (the “Plan Asset Regulations”) promulgated under ERISA by the DOL generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that less than 25% of the total value of each class of equity interest in the entity is held by “benefit plan investors” as defined in Section 3(42) of ERISA (the “25% Test”) or that the entity is an “operating company,” as defined in the Plan Asset Regulations. For purposes of the 25% Test, the assets of an entity will not be treated as “plan assets” if, immediately after the most recent acquisition of any equity interest in the entity, less than 25% of the total value of each class of equity interest in the entity is held by “benefit plan investors,” excluding equity interest held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof. The term “benefit plan investors” is generally defined to include employee benefit plans subject to Title I of ERISA or Section 4975 of the Code (including “Keogh” plans and IRAs), as well as any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity (e.g., an entity of which 25% or more of the value of any class of equity interests is held by benefit plan investors and which does not satisfy another exception under ERISA).

There can be no assurance that the Issuer will satisfy the 25% Test and it is not anticipated that the Issuer will qualify as an operating company or register as an investment company under the Investment Company Act of 1940.

For purposes of the Plan Asset Regulations, a “publicly offered security” is a security that is (a) “freely transferable”, (b) part of a class of securities that is “widely held,” and (c) (i) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities to which such security is a part is registered under the Securities Exchange Act of 1934 within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (ii) is part of a class of securities that is registered under Section 12 of the Exchange Act. The Issuer intends to effect such a registration under the Securities Act and Securities Exchange Act. The Plan Asset Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial offering thereof as a result of events beyond the control of the issuer. It is anticipated that the Class A Common Stock will be “widely held” within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard. The Plan Asset Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all the relevant facts and circumstances. It is anticipated that the Class A Common Stock will be “freely transferable” within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard.

Plan Asset Consequences

If the assets of the Issuer were deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by the Issuer, and (ii) the possibility that certain transactions in which the Issuer might seek to engage could constitute “prohibited transactions” under ERISA and the Code.

Because of the foregoing, the Class A Common Stock should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of the Class A Common Stock, each purchaser and subsequent transferee of the Class A Common Stock will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the Class A Common Stock constitutes assets of any Plan or (ii) the purchase and holding of the Class A Common Stock by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Class A Common Stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Class A Common Stock.

UNDERWRITING (CONFLICTS OF INTEREST)

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the representatives on behalf of the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares set forth opposite the underwriter’s name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	933,334
Citigroup Global Markets Inc.	933,333
J.P. Morgan Securities LLC	933,333
BB&T Capital Markets, a division of BB&T Securities, LLC	160,000
BMO Capital Markets Corp.	160,000
MUFG Securities Americas Inc.	160,000
TD Securities (USA) LLC	160,000
Wells Fargo Securities, LLC	160,000
Cowen and Company, LLC	80,000
Raymond James & Associates, Inc.	80,000
Stephens Inc.	80,000
Stifel, Nicolaus & Company, Incorporated	80,000
WR Securities, LLC	80,000

Total	4,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $2.02 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares from us.

	Per Share	Without Option	With Option
Public offering price	$75.00	$300,000,000	$345,000,000
Underwriting discount	$3.375	$13,500,000	$15,525,000
Proceeds, before expenses, to us	$71.625	$286,500,000	$329,475,000

The expenses of the offering payable by us, not including the underwriting discount, are estimated at $1.0 million.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase from us up to 600,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our directors and executive officers have agreed that we will not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of, including the filing with the SEC of a registration statement under the Securities Act in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any shares of our Common Stock or securities convertible into or exchangeable or exercisable for any shares of our Common Stock or publicly disclose the intention to take any such action, in each case without the prior written consent of the representatives, for a period of 60 days after the date of this prospectus supplement, except:

•	issuances by us pursuant to any employee or director equity compensation or incentive plan, stock ownership or purchase plan or dividend reinvestment plan in effect on the date hereof;

•	issuances by us pursuant to the conversion of securities, the exercise of warrants or options or the vesting of restricted stock or restricted stock units outstanding on the date hereof, including the conversion of our Class B Common Stock into Class A Common Stock; and

•	issuances by us in connection with one or more acquisitions, provided that such issuances are limited to 10% of our Common Stock outstanding immediately hereafter and provided that the recipients of such shares of Common Stock agree to be bound by similar lock-up terms.

In addition, our directors and officers are permitted to make certain transfers, including (1) as a bona fide gift, provided that the transferee agrees to be bound by the same lock-up terms, (2) to any charitable organization, heir, family member, or trust or partnership the beneficiaries or partners of which are heirs or family members, provided that the transferee agrees to be bound by the same lock-up terms, (3) to sell shares of Class A Common Stock or securities convertible into or exchangeable or exercisable for any shares of Class A Common Stock acquired in the open market, (4) transfers of shares of Class A Common Stock withheld by or surrendered to the Company in connection with a cashless exercise of options (provided the representatives are given advance notice of such transaction), (5) to convert their Class B Common Stock into Class A Common Stock, provided that such shares of Class A Common Stock upon conversion will be subject to the same lock-up terms and (6) in the case of our Chief Executive Officer and our Executive Vice President, Global Corporate Development, transfers or sales of shares of Class A Common Stock pledged as collateral under each such executive officer’s personal credit facility prior to the date of this prospectus supplement. In addition, our Chief

Executive Officer is permitted to transfer up to 7,500 shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for such Class A Common Stock to any donor-advised fund and to sell any shares of Class A Common Stock pursuant to the Rule 10b5-1 trading plan adopted by him as in effect on the date hereof, in an amount necessary to raise sufficient cash proceeds to cover any income tax or withholding obligation or payment of the exercise prices for any stock options exercised during the lock-up period. Our Chairman of the Board of Directors may sell up to an aggregate of 29,750 shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for such Class A Common Stock.

The representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

New York Stock Exchange Listing

Our shares of Class A Common Stock are listed on the New York Stock Exchange under the symbol “GWR.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Class A Common Stock. However, the representatives may engage in transactions that stabilize the price of the Class A Common Stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our Class A Common Stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A Common Stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Class A Common Stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A Common Stock or preventing or retarding a decline in the market price of our Class A Common Stock. As a result, the price of our Class A Common Stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A Common Stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Conflicts of Interest

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is the administrative agent under the Credit Agreement, and affiliates of certain of the underwriters are lenders under the Credit Agreement. Such affiliates, in their capacity as lenders under the Credit Agreement, will therefore receive a portion of the proceeds from this offering. Affiliates of certain of the underwriters are also agents and lenders under the Australian Facilities. Because certain of the underwriters or their affiliates are lenders under the Credit Agreement who may receive 5% or more of the net proceeds of the offering, such underwriter may be deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with FINRA Rule 5121. No underwriter with a “conflict of interest” under FINRA Rule 5121 will confirm sales to any discretionary accounts without receiving specific written approval from the account holder.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area, no offer of shares which are the subject of the offering has been, or will be made to the public in that member state, other than under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares referred to in (a) to (c) above shall result in a requirement for the Company or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a member state to whom any offer of shares is made or who receives any communication in respect of an offer of shares, or who initially acquires any shares will be deemed to have represented, warranted, acknowledged and agreed to and with each representative and the Company that (1) it is a “qualified investor” within the meaning of the law in that member state implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any member state other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or where shares have been acquired by it on behalf of persons in any member state other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

The Company, the representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus has been prepared on the basis that any offer of shares in any member state will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that member state of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the representatives have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the representatives to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each member state.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this prospectus is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in

Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the shares of our Class A Common Stock will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York, and for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Genesee & Wyoming’s Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm (which report contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of internal control over financial reporting of the Freightliner Group Limited business, which was a business acquired during 2015), given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any documents we file with the SEC at its public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Genesee & Wyoming’s Class A Common Stock is listed on the New York Stock Exchange, and reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information in the documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede this information. Information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K is not incorporated by reference in this prospectus supplement and the accompanying prospectus.

We incorporate by reference the documents listed below and all documents filed by Genesee & Wyoming pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of the offering made by this prospectus supplement are to be incorporated herein by reference (other than information furnished under Items 2.02 or 7.01 of Form 8-K).

•	Our Annual Report on Form 10-K for the year ended December 31, 2015 (filed on February 29, 2016), including the information specifically incorporated by reference in our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A (filed on April 4, 2016);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 (filed on May 5, 2016, August 5, 2016 and November 9, 2016, respectively);

•	Our Current Reports on Form 8-K filed on February 8, 2016, May 19, 2016, October 20, 2016 (other than information furnished under Item 7.01 and Exhibit 99.1 thereto), November 1, 2016 (other than Exhibit 99.1 thereto), December 1, 2016 (other than information furnished under Item 7.01 and Exhibit 99.1 thereto), December 12, 2016 (other than information furnished under Item 7.01 and Exhibit 99.1 thereto) and December 12, 2016 (other than information furnished under Item 7.01 and Exhibit 99.1 thereto); and

•	The description of our Class A Common Stock contained in our Registration Statement on Form 8-A (File No. 001-31456) filed on September 23, 2002, including any amendments or supplements thereto, as updated by the description of the Class A Common Stock under “Description of Our Capital Stock—Class A Common Stock and Class B Common Stock” contained in the accompanying prospectus.

We make available any documents that we file with the SEC free of charge on our website at http://www.gwrr.com as soon as reasonably practicable after we electronically file such documents. Information contained on or accessible through our website is not, and should not be deemed to be, a part of this prospectus supplement or the accompanying prospectus. In addition, you may request a copy of these documents, including the documents that are incorporated by reference in this prospectus supplement, at no cost by writing or telephoning us at the following address or telephone number:

Genesee & Wyoming Inc.

20 West Avenue

Darien, CT 06820

Attention: Corporate Communications

Telephone: (203) 202-8900

PROSPECTUS

Genesee & Wyoming Inc.

Debt Securities

Preferred Stock

Class A Common Stock

Warrants

Depositary Shares

Stock Purchase Contracts

Stock Purchase Units

Units

We may offer and sell debt securities, shares of preferred stock, par value $0.01 per share, shares of Class A common stock, par value $0.01 per share (Class A Common Stock), warrants, depositary shares, stock purchase contracts, stock purchase units or units, comprised of two or more of any of the securities referred to herein in any combination, or any combination thereof, from time to time in amounts, at prices and on other terms to be determined at the time of offering.

In addition, selling stockholders to be named in a prospectus supplement may offer and sell from time to time shares of our Class A Common Stock in such amounts, at prices and on other terms to be determined at the time of the offering and as set forth in a prospectus supplement. We will not receive any proceeds from the sale of shares of our Class A Common Stock by any selling stockholders.

We and the selling stockholders, if any, will provide the specific terms and offering price of these securities in supplements to this prospectus to the extent those terms are not described in this prospectus or are different from the terms described in this prospectus. The prospectus supplements may also add to, update or change information contained in this prospectus. In addition, we may supplement, update or change any of the information contained in this prospectus by incorporating information by reference in this prospectus.

You should read this prospectus, the supplements to this prospectus and any incorporated documents carefully before you invest in any of our securities. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

We and the selling stockholders, if any, may offer these securities directly to investors, through agents, underwriters or dealers on a continued or delayed basis. Each prospectus supplement will provide the terms of the plan of distribution relating to each series of securities.

Investing in our debt securities, shares of preferred stock, shares of Class  A Common Stock, warrants, depositary shares, stock purchase contracts, stock purchase units or units involves risks. You should carefully consider the risk factors referred to on page 8 of this prospectus, in any applicable prospectus supplement and in the documents incorporated or deemed incorporated by reference in this prospectus before investing in our debt securities, shares of preferred stock, shares of Class A Common Stock, warrants, depositary shares, stock purchase contracts, stock purchase units or units.

Our Class A Common Stock is listed on the New York Stock Exchange under the symbol “GWR.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 14, 2015.

Unless the context otherwise requires, when used in this prospectus, the terms “Genesee & Wyoming,” “G&W,” the “Company,” “we,” “our” and “us” refer to Genesee & Wyoming Inc. and its consolidated subsidiaries.

Forward-Looking Statements

This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding future events and future performance of Genesee & Wyoming Inc. They are based on current expectations, estimates and projections about our industry, our business and our performance, management’s beliefs and assumptions made by management. Words such as “anticipates,” “intends,” “plans,” “could,” “will,” “believes,” “should,” “seeks,” “expects,” “estimates,” “trends,” “outlook,” variations of these words and similar expressions are intended to identify these forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Actual results may differ materially from those expressed or forecast in these forward-looking statements. Examples of factors that could cause actual results to vary from those expressed in forward-looking statements include all statements that are not historical in nature, including statements regarding:

•	the industry and markets, including their outlook, in which we operate and our competitive position;

•	the impact of political, social or macroeconomic and business conditions (including commodity demand associated with the industrialization of developing economies) on our results and our susceptibility to downturns in the general economy;

•	our susceptibility to severe weather conditions, climate change and other natural occurrences, which could result in shutdowns, derailments, other substantial disruptions of operations or impacts on our customers;

•	customer retention and contract continuation, and our exposure to the credit risk of customers and counterparties and their failure to meet their financial obligations;

•	our ability to execute our growth strategy and manage our growth effectively, including our ability to complete, integrate and benefit from acquisitions, investments, joint ventures and strategic alliances;

•	our relationships with Class I railroads and other connecting carriers for our operations;

•	execution of our strategy and growth;

•	changes in commodity prices or decreased demand for the commodities we transport;

•	the challenges associated with managing rapid growth and operating a global business with decentralized management and operations;

•	our ability to obtain additional capital for our operations, acquisitions and investments, including our ability to obtain government funding for capital projects;

•	our indebtedness and our ability to fulfill our obligations under such indebtedness, as well as the impact of covenants in our debt agreements that impose restrictions on the way we operate our business;

•	our operations, including without limitation, our obligation as a common carrier to transport hazardous materials by rail;

•	the occurrence of losses or other liabilities which are not covered by insurance or which exceed our insurance limits, or which cause our self-insured retentions or insurance premiums to rise;

•	governmental policies, legislative and regulatory developments affecting our railroad operations or the operations of our customers, including the passage of new legislation, rulings by the Surface Transportation Board and the Federal Railroad Administration, as well as the actions of the Railroad Retirement Board in the United States and the actions of the governmental entities in the foreign jurisdictions where we operate;

•	the imposition of significant costs for violations of, or liabilities under environmental laws and regulations;

•	competition from numerous sources, including those relating to geography, substitute products, other modes of transportation and other rail operators;

•	the effects of market and regulatory responses to climate change, environmental, health and safety law changes, including the closure of coal-fired power plants we serve, as well as associated litigation and decreased demand for the commodities we transport;

•	our exposure to market risks, including changes in interest rates, foreign exchange rates and policies, as well as hedging transactions entered into to mitigate these and other related risks;

•	diesel fuel supply or rising fuel costs;

•	our susceptibility to various legal claims and lawsuits;

•	strikes, work stoppages or unionization efforts by our employees or in the rail network;

•	our ability to attract, retain and develop a sufficient number of skilled employees, including senior leadership in the various geographies in which we operate;

•	our ability to obtain railcars and locomotives from other providers necessary to operate our businesses;

•	acts of terrorism and anti-terrorism measures;

•	the stability and availability of technology systems to operate our businesses;

•	our susceptibility to risks associated with doing business in foreign countries;

•	the continuation of our concession and lease arrangements in Australia and elsewhere;

•	the impact of increased competition as a result of open access regimes in Australia and Europe, or changes to the open access regimes;

•	revocation of the safety accreditations required to do business in foreign jurisdictions;

•	continuation of the Unites States Short Line Tax Credit; and

•	changes in the tax regimes in the jurisdictions in which we operate.

The areas in which there is risk and uncertainty are further described in documents that we file from time to time with the Securities and Exchange Commission (the “SEC”), which contain additional important factors that could cause actual results to differ from current expectations and from the forward-looking statements contained herein. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the year ended December 31, 2014, as updated by more recent filings with the SEC, including the information under the caption “Risk Factors” in our quarterly report on Form 10-Q for the quarter ended March 31, 2015. Readers of this document are cautioned that our forward-looking statements are not guarantees of future performance and our actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

In light of the risks, uncertainties and assumptions associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed or incorporated by reference in this prospectus or any accompanying prospectus supplement not to occur.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about their companies without fear of litigation. We are taking advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act in connection with the forward-looking statements included or incorporated by reference in this prospectus and any accompanying prospectus supplement.

Our forward-looking statements speak only as of the date of this prospectus or as of the date they are made, and we undertake no obligation to update our forward-looking statements whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

Where You Can Find More Information About Us

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any documents we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

The SEC allows us to “incorporate by reference” the information in the documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. Information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K is not incorporated by reference in this prospectus, unless stated otherwise.

We incorporate by reference the documents listed below and any documents we file in the future with the SEC subsequent to the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we and the selling stockholders, if any, sell all of the securities that we have registered for sale under the registration statement of which this prospectus forms a part.

•	The Annual Report on Form 10-K for the year ended December 31, 2014 (filed on February 27, 2015), including the information specifically incorporated by reference in our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A (filed on March 30, 2015);

•	The Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 (filed on May 7, 2015 and August 7, 2015, respectively);

•	The Current Reports on Form 8-K filed on February 25, 2015 (other than Item 7.01 and Item 9.01, Exhibit 99.1), March 25, 2015 (other than Item 7.01 and Item 9.01, Exhibit 99.1), March 31, 2015, May 13, 2015, June 22, 2015 and September 2, 2015; and

•	The description of our Class A Common Stock contained in our Registration Statement on Form 8-A (File No. 001-31456) filed on September 23, 2002, including any amendments or supplements thereto, as updated by the description of the Class A Common Stock under “Description of Our Capital Stock – Class A Common Stock and Class B Common Stock” contained in this prospectus.

We make available any documents that we file with the SEC free of charge on our website at http://www.gwrr.com as soon as reasonably practicable after we electronically file such documents with the SEC. Information contained on or accessible through our website is not, and should not be deemed to be, a part of this prospectus or the accompanying prospectus supplement. In addition, you may request a copy of these documents, including the documents that are incorporated by reference in this prospectus, at no cost by writing or calling us at the following address or phone number.

Genesee & Wyoming Inc.

20 West Avenue

Darien, CT 06820

Attention: Corporate Communications

Telephone: (203) 202-8900

We and the selling stockholders, if any, have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.

Summary

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information that may be important to you. This prospectus provides you with a general description of the securities we may offer. Each time we or the selling stockholders, if any, sell securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and other terms of the securities being offered. The prospectus supplement and the documents incorporated by reference herein may also add, update or change information contained in this prospectus. If this prospectus is inconsistent with the prospectus supplement, you should rely on the prospectus supplement. To understand the terms of our securities, you should carefully read this document with the applicable prospectus supplement. Together, these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference in this prospectus described above under “Where You Can Find More Information About Us.”

The Securities We May Offer

This prospectus is part of a registration statement that we filed with the SEC using the automatic shelf registration process. Under the automatic shelf registration process, we may offer from time to time, in one or more offerings, an unlimited amount of any of the following securities:

•	debt securities;

•	preferred stock;

•	Class A Common Stock;

•	warrants;

•	depositary shares;

•	stock purchase contracts and stock purchase units; and

•	units, comprised of two or more of any of the securities referred to herein in any combination.

The selling stockholders, if any, may also offer from time to time, in one or more offerings, shares of our Class A Common Stock.

Debt Securities

We may offer unsecured general obligations, which may be either senior, senior subordinated or subordinated, and may be convertible into shares of our Class A Common Stock or shares of our preferred stock. In this prospectus, we refer to our senior debt securities, senior subordinated securities and subordinated debt securities together as “our debt securities.” The senior debt securities will have the same rank as all of our other unsecured and unsubordinated debt. The senior subordinated debt securities and the subordinated debt securities will be entitled to payment only after payment of our senior debt, including amounts under our current or future senior credit facilities.

Our debt securities will be issued under one of two indentures each between us and a trustee. We have summarized general features of our debt securities under “Description of Our Debt Securities.” We encourage you to read the indentures, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Preferred Stock

We may issue shares of our preferred stock, $0.01 par value per share, in one or more series. Our Board of Directors will determine the dividend, voting, conversion and other rights of the series of preferred stock being offered.

Class A Common Stock

We may issue shares of our Class A Common Stock. Holders of shares of our Class A Common Stock are entitled to receive dividends as and when declared by our Board of Directors, subject to the rights of holders of our preferred stock. Each holder of our Class A Common Stock is entitled to one vote per share. Except as described herein, the holders of our Class A Common Stock have no preemptive rights or cumulative voting rights. See “Description of Our Capital Stock” for a more complete discussion of dividend, voting and conversion rights with respect to our outstanding shares of Class A Common Stock and our Class B common stock, par value $0.01 per share (Class B Common Stock).

Warrants

We may issue warrants to purchase debt securities, preferred stock, Class A Common Stock or any combination of these securities, and these warrants may be issued by us independently or together with any underlying securities and may be attached or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. We have summarized general features of our warrants under “Description of Our Warrants.” Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The description of our warrants below under “Description of Our Warrants” and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, the form of which will be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Depositary Shares

We may offer depositary shares evidenced by depositary receipts. Each depositary share represents a fraction or a multiple of a share of a particular series of preferred stock issued and deposited with a depositary. The fraction or the multiple of a share of preferred stock which each depositary share represents will be set forth in the applicable prospectus supplement.

Stock Purchase Contracts and Stock Purchase Units

We may issue stock purchase contracts representing contracts obligating holders to purchase from us and for us to sell to the holders shares of Class A Common Stock, shares of preferred stock or depository shares at a future date or dates. The price per share of Class A Common Stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either (1) debt securities issued by us or (2) debt obligations of third parties, which may or may not secure the holder’s obligations to purchase the Class A Common Stock or preferred stock under the stock purchase contracts.

Units

We may issue units consisting of one or more warrants, debt securities, shares of Class A Common Stock, preferred stock, depositary shares, stock purchase contracts or stock purchase units or any combination of such securities.

Risk Factors

Investing in our debt securities, shares of preferred stock, shares of Class A Common Stock, warrants, depositary shares, stock purchase contracts, stock purchase units or units involves risks. Before you make a decision to buy any of these securities, in addition to the risks and uncertainties discussed above under “Forward-Looking Statements,” you should carefully read and consider the risks and uncertainties and the risk factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our quarterly reports on Form 10-Q for the quarterly periods subsequent thereto, including our quarterly report on Form 10-Q for the quarter ended March 31, 2015, which are incorporated by reference in this prospectus, and under the caption “Risk Factors” or any similar caption in the other documents and reports that we file with the SEC after the date of this prospectus that are incorporated or deemed to be incorporated by reference in this prospectus as well as any risks described in any applicable prospectus supplement or free writing prospectus that we provide you in connection with an offering of our securities pursuant to this prospectus. Additionally, the risks and uncertainties discussed in this prospectus or in any document incorporated by reference into this prospectus are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material.

About Genesee & Wyoming Inc.

We operate short line and regional freight railroads and provide railcar switching services in the United States, Australia, Canada and Europe. In North America, we operate in 41 U.S. states and four Canadian provinces; in Australia, we operate in four states and one territory; and in Europe, we operate in the United Kingdom, Belgium, Germany, Poland and the Netherlands and provide cross-border intermodal services connecting Northern European seaports with key industrial regions throughout the continent. We provide rail service at more than 40 major ports in North America, Australia and Europe and perform contract coal loading and railcar switching for industrial customers. As of August 31, 2015, we operated over approximately 16,000 miles of owned, jointly owned or leased track (inclusive of the Tarcoola to Darwin rail line in Australia, which is operated under a concession agreement) and approximately 3,300 additional miles under other contractual track access arrangements.

Our principal executive offices are located at 20 West Avenue, Darien, CT 06820, and our telephone number is (203) 202-8900.

Ratios of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges Plus Preferred Stock Dividends

The following table shows our consolidated ratios of earnings to fixed charges for the six months ended June 30, 2015 and for each of the five most recent fiscal years:

	Six months ended June 30, 2015	Year ended December 31,
		2014	2013	2012	2011	2010
Ratio of earnings to fixed charges(1)	3.8	6.8	5.1	2.1	4.3	4.8
Ratio of earnings to fixed charges plus preferred stock dividends(1)(2)	3.8	6.8	5.0	2.0	4.3	4.8

(1)	For the purposes of the table above, earnings consist of income from continuing operations before income taxes, equity investment, noncontrolling interest and fixed charges. Fixed charges include interest expense on all debt, capitalized interest, amortization of deferred debt issuance costs and the portion of rental expense on operating leases which management believes is attributable to interest.
(2)	Our ratios of earnings to fixed charges include preferred stock dividends for the years ended December 31, 2013 and December 31, 2012.

Use of Proceeds

Unless otherwise indicated in the prospectus supplement, we will use all or a portion of the net proceeds from the sale of our securities offered by this prospectus and the prospectus supplement for general corporate purposes.

We will not receive any of the proceeds from the sale of shares of our Class A Common Stock by the selling stockholders, if any. The selling stockholders will receive all of the net proceeds from the sale of the shares of Class A Common Stock by the selling stockholders.

Description of Our Debt Securities

Any of our debt securities issued under this prospectus will be our direct, unsecured general obligations. Our debt securities will be either senior debt securities (Senior Debt Securities), senior subordinated debt securities (Senior Subordinated Debt Securities) or subordinated debt securities (Subordinated Debt Securities).

The Senior Debt Securities will be issued under an indenture between us and a U.S. banking institution (a Trustee), and the Senior Subordinated Debt Securities and the Subordinated Debt Securities will be issued under separate indentures between us and a Trustee. The Trustee for each series of our debt securities will be identified in the applicable prospectus supplement. Senior Debt Securities will be issued under a “Senior Indenture” and Senior Subordinated Debt Securities and Subordinated Debt Securities will be issued under a “Subordinated Indenture”, in each case, as supplemented and/or amended by one or more supplemental indentures. Together the Senior Indenture and the Subordinated Indenture are called the “Indentures” and each an “Indenture”.

Our debt securities may be issued from time to time in one or more series. The particular terms of each series that is offered by a prospectus supplement will be described in the applicable prospectus supplement and such terms will supplement and, if applicable, modify the general terms described in this prospectus.

We have summarized selected provisions of the Indentures below. The summary is not complete. The forms of the Indentures have been filed as exhibits to the registration statement of which this prospectus forms a part and you should read the Indentures for provisions that may be important to you. Whenever we refer to this prospectus or in the prospectus supplement to defined terms of the Indentures, those defined terms are incorporated by reference herein or therein, as applicable. Capitalized terms used in this summary have the meanings specified in the Indentures.

General

The debt securities will be our direct, unsecured general obligations. The Senior Debt Securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The Senior Subordinated Securities will be subordinated in right of payment to the prior payment in full of our Senior Indebtedness (including the Senior Debt Securities) as described under “Subordination” below and in the prospectus supplement applicable to any Senior Subordinated Debt Securities. The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of our Senior Indebtedness (including the Senior Debt Securities) and Senior Subordinated Indebtedness (including the Senior Subordinated Debt Securities) as described under “Subordination” below and in the prospectus supplement applicable to any Subordinated Debt Securities.

The Indentures provide that our debt securities may be issued without limit as to aggregate principal amount, in one or more series, and in any currency or currency units, in each case as established from time to time in or under the authority granted by a resolution of our Board of Directors or as established in one or more supplemental indentures. All debt securities of one series need not be issued at the same time, and may vary as to interest rate, maturity and other provisions and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

A prospectus supplement will include the terms of any debt securities being offered (Offered Debt Securities), including the covenants, if any, that will apply to the particular Offered Debt Securities. These terms will include some or all of the following:

•	the title of the Offered Debt Securities;

•	whether the Offered Debt Securities are Senior Debt Securities, Senior Subordinated Debt Securities or Subordinated Debt Securities;

•	the total principal amount of the Offered Debt Securities;

•	the dates on which the principal of the Offered Debt Securities will be payable;

•	the interest rate, which may be fixed or variable, of the Offered Debt Securities and the interest payment dates for the Offered Debt Securities;

•	the places where payments on the Offered Debt Securities will be payable;

•	any terms upon which the Offered Debt Securities may be redeemed at our option;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Offered Debt Securities;

•	whether the Offered Debt Securities are defeasible;

•	any addition to or change in the Events of Default;

•	if convertible into shares of our Class A Common Stock or any of our other securities, the terms on which such Offered Debt Securities are convertible;

•	any addition to or change in the covenants in the applicable Indenture; and

•	any other terms of the Offered Debt Securities not inconsistent with the provisions of the applicable Indenture.

If so provided in the applicable prospectus supplement, we may issue our debt securities at a discount below their principal amount and pay less than the entire principal amount of our debt securities upon declaration of acceleration of their maturity (Original Issue Discount Securities). The applicable prospectus supplement will describe the material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities.

The general provisions of the Indentures do not contain any provisions that would limit our ability or the ability of our subsidiaries to incur indebtedness or that would afford holders of our debt securities protection in the event of a highly leveraged or similar transaction involving us or any of our subsidiaries. Please refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions, if any, to the “Events of Default” described below that are applicable to the Offered Debt Securities or any covenants or other provisions providing event risk or similar protection.

Form, Exchange and Transfer

The debt securities of each series will be issuable only in fully registered form, without coupons. Unless otherwise indicated in the applicable prospectus supplement, the securities will be issued in denominations of $1,000 each or multiples thereof.

Subject to the terms of the applicable Indenture and the limitations applicable to global securities, debt securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by us for that purpose, without the payment of any service charge except for any tax or governmental charge.

Global Securities

The debt securities of any series may be issued, in whole or in part, by one or more global certificates that will be deposited with the depositary identified in the applicable prospectus supplement.

No global security may be exchanged in whole or in part for the debt securities registered in the name of any person other than the depositary for that global security or any nominee of that depositary unless:

•	the depositary is unwilling or unable to continue as depositary;

•	an Event of Default has occurred and is continuing; or

•	as otherwise provided in the applicable prospectus supplement.

Unless otherwise stated in any prospectus supplement, The Depository Trust Company (DTC) will act as depositary. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through records maintained by DTC and its participants.

Payment

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name that debt security is registered at the close of business on the regular record date for that interest payment.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and any premium on our debt securities will be paid at designated places. However, at our option, payment may be made by check mailed to the persons in whose names our debt securities are registered on days specified in the applicable Indenture or any prospectus supplement.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, each of the following will constitute an event of default (Event of Default) under the Indentures with respect to our debt securities of any series:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (whether or not, in the case of the Senior Subordinated Debt Securities or Subordinated Debt Securities, prohibited by the subordination provisions described under “—Subordination” below);

•	default in the payment of the principal of and premium, if any, on any debt security of that series at its Maturity (whether or not, in the case of the Senior Subordinated Debt Securities or Subordinated Debt Securities, prohibited by the subordination provisions described under “—Subordination” below);

•	default in the deposit of any sinking fund payment, when and as due by the terms of a debt security of that series;

•	default in the performance, or breach, of any covenant or warranty in the applicable Indenture, other than a covenant or warranty a default in whose performance or whose breach is elsewhere specifically dealt with or which expressly has been included in the applicable Indenture solely for the benefit of debt securities of a series other than that series, and continuance of such default or breach for a period of 30 days after there has been given by registered or certified mail, to us by the applicable Trustee or to us and the applicable Trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default”;

•	in the case of the Senior Subordinated Debt Securities and the Subordinated Debt Securities, failure by us to pay final judgments aggregating in excess of $2,000,000 (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days;

•	certain events of bankruptcy, insolvency or reorganization with respect to us; or

•	any other Event of Default provided with respect to debt securities of that series.

If you are a holder of Senior Subordinated Debt Securities or Subordinated Debt Securities, all remedies available upon the occurrence of an event of default under the applicable indenture will be subject to the restrictions on the Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be, described below under “—Subordination” and/or the applicable prospectus supplement.

Each Indenture requires us to file with the applicable Trustee, annually, an officers’ certificate as to our compliance with all conditions and covenants under the applicable Indenture. Each Indenture provides that the applicable Trustee may withhold notice to the holders of a series of debt securities of any default, except payment defaults on those debt securities, if it considers such withholding to be in the interest of the holders of that series of debt securities.

Subject to any terms or conditions specified in the applicable prospectus supplement, if an Event of Default with respect to our debt securities of any series at the time outstanding occurs and is continuing, then in every case the applicable Trustee or the holders of not less than 25% in principal amount of our outstanding debt securities of that series may declare the principal amount, or, if any debt securities of that series are Original Issue Discount Securities, that portion of the principal amount of those Original Issue Discount Securities as may be specified in the terms of those Original Issue Discount Securities, of all our debt securities of that series to be due and payable immediately, by a notice in writing to us, and to the applicable Trustee if given by holders, and upon any such declaration that principal amount, or specified amount, plus accrued and unpaid interest, and premium, if any, will become immediately due and payable. Upon payment of that amount in the currency in which such debt securities are denominated (except as otherwise provided in the applicable Indenture or specified in the prospectus supplement), all of our obligations in respect of the payment of principal of the debt securities of that series will terminate.

Subject to any terms or conditions specified in the applicable prospectus supplement, if an Event of Default results from bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of a series, or that portion of the principal amount of such debt securities as may be specified in a prospectus supplement, will automatically become immediately due and payable.

Subject to the provisions of each Indenture relating to the duties of the applicable Trustee, in case an Event of Default with respect to our debt securities of a particular series occurs and is continuing, the applicable Trustee will be under no obligation to exercise any of its rights or powers under that Indenture at the request, order or direction of any of the holders of debt securities of that series, unless the holders have offered to the applicable Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with such request or direction. Subject to the provisions for the indemnification of the applicable Trustee, the holders of a majority in principal amount of our outstanding debt securities of that series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee under the applicable Indenture, or exercising any trust or power conferred on the applicable Trustee with respect to our debt securities of that series.

At any time after a declaration of acceleration with respect to any series of our debt securities has been made and before a judgment or decree for payment of the money due has been obtained by the applicable Trustee as provided in the applicable Indenture, the holders of a majority in principal amount of our outstanding debt securities of that series, by written notice to us and the applicable Trustee, may rescind and annul such declaration and its consequences, subject to any terms or conditions specified in the applicable prospectus supplement.

Merger or Consolidation

Subject to any terms or conditions specified in the applicable prospectus supplement, each Indenture provides that we may not consolidate with or merge with or into or wind up into, whether or not we are the surviving corporation, or sell, assign, convey, transfer or lease our properties and assets substantially as an entirety to any Person, unless:

•

the successor corporation formed by the consolidation or into which we are merged or the Person which acquires by conveyance or transfer, or which leases our properties and assets substantially as an entirety, is an entity organized and existing under the laws of the United States or any State or territory thereof or the District of Columbia and expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and premium, if any, and interest on all our debt securities issued under the applicable Indenture and the performance of every covenant in the applicable Indenture on our part to be performed or observed;

•	immediately after giving effect to such transaction, no Event of Default under the applicable Indenture, and no event which, after notice or lapse of time, or both, would become an Event of Default, has happened and is continuing; and

•	the other conditions as may be specified in the applicable prospectus supplement are satisfied.

Modification or Waiver

Subject to any terms or conditions specified in the applicable prospectus supplement, without prior notice to or consent of any holders, we and the applicable Trustee, at any time and from time to time, may modify the applicable Indenture for any of the following purposes:

•	to evidence the succession of another corporation to our rights and the assumption by that successor of our covenants and obligations under the applicable Indenture and under our debt securities issued thereunder in accordance with the terms of the applicable Indenture;

•	to add to our covenants for the benefit of the holders of all or any series of our debt securities, and if those covenants are to be for the benefit of less than all series, stating that those covenants are expressly being included solely for the benefit of that series, or to surrender any of our rights or powers under the applicable Indenture;

•	to add any additional Events of Default, and if those Events of Default are to be applicable to less than all series, stating that those Events of Default are expressly being included solely to be applicable to that series;

•	to change or eliminate any of the provisions of the applicable Indenture, provided that any such change or elimination will become effective only when there is no outstanding debt security issued thereunder of any series created prior to such modification which is entitled to the benefit of such provision and as to which such modification would apply;

•	to secure the debt securities issued thereunder or to provide that any of our obligations under the debt securities or the applicable Indenture shall be guaranteed and the terms and conditions for the release or substitution of the security or guarantee;

•	to supplement any of the provisions of the applicable Indenture to the extent necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that any such action will not adversely affect the interests of the holders of debt securities of that series or any other series of debt securities issued under the applicable Indenture in any material respect;

•	to establish the form or terms of debt securities as permitted by the applicable Indenture;

•	to evidence and provide for the acceptance of appointment thereunder by a successor Trustee with respect to one or more series of debt securities and to add to or change any of the provisions of the applicable Indenture as is necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee; or

•	to cure any ambiguity, to correct or supplement any provision in the applicable Indenture which may be defective or inconsistent with any other provision therein, to eliminate any conflict between the terms of the applicable Indenture and the debt securities issued thereunder and the Trust Indenture Act (the TIA) or to make any other provisions with respect to matters or questions arising under the applicable Indenture which will not be inconsistent with any provision of the applicable Indenture; provided those other provisions do not adversely affect the interests of the holders of our outstanding debt securities of any series created thereunder prior to such modification in any material respect.

With the written consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by such modification voting separately, we and the applicable Trustee may modify the applicable Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the applicable Indenture or of modifying in any manner the rights of the holders of debt securities under the applicable Indenture; provided, however, that such modifications may not, without the consent of the holder of each outstanding debt security of each series affected, modify the principal or interest terms, reduce the percentage required for modifications or otherwise conflict with the required provisions of the TIA or make those changes or modifications specified in the applicable prospectus supplement as requiring the consent of the holder of each outstanding debt security for each series affected.

A modification which changes or eliminates any covenant or other provision of the applicable Indenture with respect to one or more particular series of debt securities or which modifies the rights of the holders of debt securities of that series with respect to that covenant or other provision, will be deemed not to affect the rights under the applicable Indenture of the holders of debt securities of any other series.

Each of the Indentures provides that the holders of not less than a majority in aggregate principal amount of the then outstanding debt securities of any series, by notice to the relevant Trustee, may on behalf of the holders of the debt securities of that series waive any Default or Event of Default and its consequences under the applicable Indenture, except:

•	a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of, any such debt security held by a non-consenting holder; or

•	a default in respect of a covenant or provision hereof which cannot be modified or amended without the consent of the holder of each outstanding debt security of each series affected.

Senior Debt Securities

The Senior Debt Securities will be unsecured senior obligations and will rank equally with all other senior unsecured and unsubordinated debt. The Senior Debt Securities will, however, be subordinated in right of payment to all of our secured indebtedness to the extent of the value of the assets securing that indebtedness. Except as provided in the Senior Indenture or specified in any authorizing resolution or supplemental indenture relating to a series of Senior Debt Securities to be issued, no Senior Indenture will limit the amount of additional indebtedness that may rank equally with the Senior Debt Securities or the amount of indebtedness, secured or otherwise, that may be incurred or preferred stock that may be issued by any of our subsidiaries. Any such limitations will also be described in the applicable prospectus supplement.

Subordination

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of, and premium, if any, and interest on the Senior Subordinated Debt Securities and Subordinated Debt Securities will be subordinated to the extent provided in the Subordinated Indenture or the Senior Subordinated Indenture, as applicable, and as described in the applicable prospectus supplement, in right of payment to the prior payment in full of all Senior Indebtedness, including Senior Debt Securities and, in the case of, the Subordinated Debt Securities only, the Senior Subordinated Debt Securities, but our obligation to make payment of principal (and premium, if any) or interest on the Senior Subordinated Debt Securities and Subordinated Debt Securities will not otherwise be affected. The Senior Subordinated Debt Securities will rank senior to all existing and future Indebtedness that is neither Senior Indebtedness nor Senior Subordinated Indebtedness and only Indebtedness that is Senior Indebtedness will rank senior to the Senior Subordinated Debt Securities in accordance with the subordination provisions of the Senior Subordinated Debt Indenture.

Unless otherwise indicated in a prospectus supplement, no payment on account of principal (and premium, if any), sinking funds or interest may be made on the Senior Subordinated Debt Securities or the Subordinated

Debt Securities at any time when there is a default in the payment of principal (and premium, if any), interest or certain other obligations on Senior Indebtedness relative to the applicable Offered Debt Securities. In addition, the prospectus supplement for each series of Senior Subordinated Debt Securities or Subordinated Debt Securities may provide that payments on account of principal, any premium, if any, or interest in respect of such Senior Subordinated Debt Securities or Subordinated Debt Securities may be delayed or not paid under the circumstances and for the periods specified in that prospectus supplement. Unless otherwise indicated in a prospectus supplement, in the event that, notwithstanding the foregoing, any payment by us described in the foregoing sentence is received by the Trustee under the Subordinated Indenture or the holders of any of the Senior Subordinated Debt Securities or the Subordinated Debt Securities before all Senior Indebtedness relative to such Offered Debt Securities is paid in full, that payment or distribution will be paid over to the holders of such Senior Indebtedness or on their behalf for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness have been paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. Subject to payment in full of Senior Indebtedness relative to the applicable Offered Debt Securities, the holders of the Senior Subordinated Debt Securities and the Subordinated Debt Securities will be (as applicable) subrogated to the rights of the holders of the Senior Indebtedness relative to such Offered Debt Securities to the extent of payments made to the holders of such Senior Indebtedness out of the distributive share of the Senior Subordinated Debt Securities or the Subordinated Debt Securities, as applicable.

By reason of this subordination, in the event of a distribution of assets upon insolvency, holders of Senior Indebtedness and certain of our general creditors may recover more, ratably, than holders of the Senior Subordinated Debt Securities or the Subordinated Debt Securities. The Subordinated Indenture provides that the subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge and the legal defeasance provisions of the Subordinated Indenture.

If this prospectus is being delivered in connection with the offering of a series of Senior Subordinated Debt Securities or Subordinated Debt Securities, the accompanying prospectus supplement or the information incorporated by reference therein will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date. “Indebtedness” and “Senior Indebtedness” with respect to any series of Senior Subordinated Debt Securities or Subordinated Debt Securities will have the meaning specified in the applicable prospectus supplement for that series. “Senior Subordinated Indebtedness” is defined in the Senior Subordinated Debt Indenture as the applicable Senior Subordinated Debt Securities and any other Indebtedness that ranks pari passu with such Senior Subordinated Debt Securities. Any Indebtedness that is subordinate or junior by its terms in right of payment to any other Indebtedness will be subordinate to Senior Subordinated Indebtedness, unless the instrument creating or evidencing the same of pursuant to which the same is outstanding specifically provides that this Indebtedness is to rank pari passu with other Senior Subordinated Indebtedness and is not subordinated by its terms to any Indebtedness that is not Senior Indebtedness.

Discharge, Legal Defeasance and Covenant Defeasance

The applicable Indenture with respect to the debt securities of any series may be discharged, subject to the terms and conditions as specified in the applicable prospectus supplement when either:

•	all debt securities, with the exceptions provided for in the Indenture, of that series have been delivered to the applicable Trustee for cancellation;

•	all debt securities of that series not theretofore delivered to the applicable Trustee for cancellation:

•	have become due and payable;

•	will become due and payable at their Stated Maturity within one year;

•	are to be called for redemption within one year; or

•	certain events or conditions occur as specified in the applicable prospectus supplement.

In addition, each series of debt securities may provide additional or different terms or conditions for the discharge or defeasance of some or all of our obligations as may be specified in the applicable prospectus supplement.

If provision is made for the defeasance of debt securities of a series, and if the debt securities of that series are registered securities and denominated and payable only in U.S. dollars, then the provisions of each Indenture relating to defeasance will be applicable except as otherwise specified in the applicable prospectus supplement for debt securities of that series. Defeasance provisions, if any, for debt securities denominated in a foreign currency or currencies may be specified in the applicable prospectus supplement.

At our option, either (1) we will be deemed to have been discharged from our obligations with respect to debt securities of any series, i.e. the “legal defeasance option,” or (2) we will cease to be under any obligation to comply with certain provisions of the applicable Indenture with respect to certain covenants, if any, specified in the applicable prospectus supplement with respect to debt securities of any series, i.e. the “covenant defeasance option,” at any time after the conditions set forth in the applicable prospectus supplement have been satisfied.

Conversion Rights

The terms and conditions, if any, upon which Offered Debt Securities are convertible into shares of our Class A Common Stock will be set forth in the prospectus supplement relating thereto. These terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of those Offered Debt Securities.

Corporate Existence

Subject to the terms of the applicable Indenture and as set forth in the applicable prospectus supplement, we will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, charter and statutory rights and franchises; provided, however, that we will not be required to preserve any right or franchise if we determine that the preservation thereof is no longer desirable in the conduct of our business.

Governing Law

The Indentures and our debt securities will be governed by, and construed in accordance with, the law of the State of New York.

Description of Our Capital Stock

In this section, we describe the material features and rights of our capital stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to applicable Delaware law and our restated certificate of incorporation and by-laws, each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information About Us”.

In General

Our authorized capital stock consists of 180,000,000 shares of Class A Common Stock, par value $0.01 per share, 30,000,000 shares of Class B Common Stock, par value $0.01 per share, and 3,000,000 shares of preferred stock, par value $0.01 per share. As of August 31, 2015, there were (1) 66,040,005 shares of Class A Common Stock issued and outstanding, held by approximately 164 holders of record and (2) 794,938 shares of Class B Common Stock issued and outstanding, held by approximately 11 holders of record.

Class A Common Stock and Class B Common Stock

Voting. Holders of Class A Common Stock are entitled to one vote per share. Holders of Class B Common Stock are entitled to ten votes per share. Except with respect to the class voting rights of the Class A Common Stock and Class B Common Stock described below or as otherwise required by law, all actions submitted to a vote of stockholders are voted on by the holders of Class A Common Stock and Class B Common Stock voting together as a single class. Except for the filling of vacancies and newly created directorships, a plurality of all of the holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy is necessary for the election of directors at a meeting of stockholders that is duly called and has a quorum present. Certain other actions requiring stockholder approval must be approved by a majority of the voting power of the Class A Common Stock and Class B Common Stock. Subject to certain exceptions, the affirmative vote of 66 2/3% of the voting power of the Class A Common Stock and Class B Common Stock, voting as a single class, is necessary for the approval of a merger, consolidation or sale of substantially all of our assets. Holders of our capital stock are not entitled to cumulative voting in the election of directors.

Conversion. Class A Common Stock has no conversion rights. Pursuant to our Class B Stockholders’ Agreement, dated May 20, 1996 (Class B Stockholders’ Agreement), each share of Class B Common Stock is convertible into one share of Class A Common Stock (1) at any time at the option of the holder of the Class B Common Stock and (2) automatically upon any transfer by the holder thereof other than (a) a transfer by gift to a spouse, child or grandchild of a holder of record of Class B Common Stock, or to a trust for the benefit thereof, (b) a transfer to Mortimer B. Fuller, III or any Executive Officer (as defined in the Class B Stockholders’ Agreement) or (c) a transfer to a spouse, child or grandchild of a holder of record of Class B Common Stock, or to a trust for the benefit thereof, which results, whether by bequest, operation of the laws of intestate succession or otherwise, from the death of such holder of record.

Dividends. Dividends are payable on the outstanding shares of (1) only Class A Common Stock or (2) both Class A Common Stock and Class B Common Stock, in each case, when, as and if declared by our Board of Directors. If there is any arrearage in the payment of dividends on shares of our preferred stock, we may not pay dividends upon, repurchase or redeem shares of our Class A or Class B Common Stock.

If our Board of Directors determines to pay a dividend on Class B Common Stock, each share of Class A Common Stock will receive a dividend in an amount 10% greater than the amount of the dividend per share paid on the Class B Common Stock.

Liquidation. In the event of liquidation, holders of Class A Common Stock and Class B Common Stock will share with each other on a ratable basis as a single class in the net assets of our company available for distribution after payment or provision for our liabilities and after satisfaction of any liquidation preference on any series of our preferred stock.

Other Terms. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided (whether in the form of a stock dividend or otherwise), consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of shares is subdivided (whether in the form of a stock dividend or otherwise), consolidated, reclassified or otherwise changed in the same proportion and in the same manner. In any merger, consolidation, reorganization or other business combination, the consideration to be received per share by holders of either Class A Common Stock or Class B Common Stock must be identical to that received by the holders of the other class. Neither the holders of Class A Common Stock nor the holders of Class B Common Stock are entitled to preemptive rights, and neither the Class A Common Stock nor the Class B Common Stock is subject to redemption.

Listing. Our Class A Common Stock is quoted on the New York Stock Exchange under the symbol “GWR.”

Preferred Stock

General. Our Board of Directors, without action by stockholders, is authorized to:

•	authorize the issuance of shares of preferred stock in one or more series;

•	establish the number of shares in each series; and

•	fix the designations, powers, preferences and rights of each series and the qualifications, limitations or restrictions of each series.

Each time that we issue a new series of preferred stock registered under the registration statement of which this prospectus forms a part, we will file with the SEC a definitive certificate of designations. In addition, the prospectus supplement relating to that new series of preferred stock will specify the particular amount, price and other terms of that new series. These terms will include:

•	the designation of the title of the series;

•	dividend rates;

•	redemption provisions, if any;

•	special or relative rights in the event of liquidation, dissolution, distribution or winding up of our company;

•	sinking fund provisions, if any;

•	whether the preferred stock will be convertible into our Class A Common Stock or any other of our securities or exchangeable for securities of any other person;

•	voting rights; and

•	any other preferences, privileges, powers, rights, qualifications, limitations and restrictions, not inconsistent with our by-laws.

The shares of any series of preferred stock will be, when issued, fully paid and non-assessable.

Ranking. Each new series of our preferred stock will rank with respect to each other series of our preferred stock as specified in the prospectus supplement relating to that new series of preferred stock.

Dividends. Holders of each new series of preferred stock will be entitled to receive cash dividends or dividends in kind, if declared by our Board of Directors, out of funds legally available for dividends. For each series of preferred stock, we will specify in the prospectus supplement:

•	the dividend rates;

•	whether the rates will be fixed or variable or both;

•	the dates of distribution of the cash dividends; and

•	whether the dividends on any series of preferred stock will be cumulative or non-cumulative.

We will pay dividends to holders of record of preferred stock as they appear on our records, on the record dates fixed by our Board of Directors.

We cannot declare or pay full dividends on funds set apart for the payment of dividends on any series of preferred stock unless dividends have been paid or set apart for payment on a proportionate basis with other equity securities which rank equally with the preferred stock regarding the distribution of dividends. If we do not pay full dividends on all equity securities which rank equally, then each series of preferred stock will share dividends in proportion with our other equity securities that rank equally with that series.

Conversion and Exchange. The prospectus supplement for any new series of preferred stock will state the terms and other provisions, if any, on which shares of the new series of preferred stock are convertible into shares of our Class A Common Stock or exchangeable for securities of a third party.

Redemption. We will specify in the prospectus supplement relating to each new series of preferred stock:

•	whether that new series will be redeemable at any time, in whole or in part, at our option or at the option of the holder of the shares of preferred stock;

•	whether that new series will be subject to mandatory redemption under a sinking fund or on other terms; and

•	the redemption prices.

In the event that preferred stock is partially redeemed, the shares to be redeemed will be determined by lot, on a proportionate basis or any other method determined to be equitable by our Board of Directors.

Dividends will cease to accrue on shares of preferred stock called for redemption, and all rights of holders of redeemed shares will terminate, on or after a redemption date, except for the right to receive the redemption price, unless we default in the payment of the redemption price.

Liquidation Preference. Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive:

•	distributions upon liquidation in the amount provided in the prospectus supplement of that series of preferred stock; plus

•	any accrued and unpaid dividends.

These payments will be made to holders of preferred stock out of our assets available for distribution to stockholders before any distribution is made on any securities ranking junior to the preferred stock regarding liquidation rights.

In the event that holders of preferred stock are not paid in full upon our liquidation, dissolution or winding up, then these holders will share, on a proportionate basis, any future distribution of our assets with holders of our other securities that rank equally with them.

Voting Rights. The holders of shares of any series of preferred stock will have no voting rights except as indicated in the certificate of designations relating to the series, the applicable prospectus supplement or as required by law.

Classes of Directors

Our Board of Directors is currently classified into three classes. One class of directors is elected each year and the members of that class hold office for a three-year term or until their successors are duly elected and qualified. The classification of directors will have the effect of making it more difficult for a third party to change the composition of our Board of Directors without the support of the incumbent directors. At least two annual stockholder meetings, instead of one, will be required to effect a change in the control of our Board, unless stockholders remove directors for cause.

Description of Our Warrants

General

We may issue warrants to purchase Senior Debt Securities, Senior Subordinated Debt Securities, Subordinated Debt Securities, preferred stock, Class A Common Stock or any combination of these securities, and these warrants may be issued by us independently or together with any underlying securities and may be attached or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, a form of which will be filed as an exhibit to the registration statement which contains this prospectus.

The applicable prospectus supplement will describe the terms of any warrants that we may offer, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies, including composite currencies, in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the identity of the warrant agent;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or Class A Common Stock will not have any rights of holders of the preferred stock or Class A Common Stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or Class A Common Stock purchasable upon such exercise.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights; Governing Law

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed either by the laws of the State of New York or the laws of the State of Delaware.

Description of Our Depositary Shares

The following description of depositary shares representing shares of our preferred stock sets forth certain general terms and provisions of depositary agreements, depositary shares and depositary receipts. The particular terms of the depositary shares and related agreements and receipts will be described in the prospectus supplement relating to those depositary shares. The specific terms of the depositary shares as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this prospectus.

We may offer depositary shares evidenced by depositary receipts. Each depositary share represents a fraction or a multiple of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction or the multiple of a share of preferred stock which each depositary share represents will be set forth in the applicable prospectus supplement.

We will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement to be entered into between us and a bank or trust company which we will select as our preferred stock depositary. We will name the depositary in the applicable prospectus supplement. Each holder of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction or multiple of a share of preferred stock represented by the depositary share. These rights include dividend, voting, redemption, conversion and liquidation rights. The depositary will send the holders of depositary shares all reports and communications that we deliver to the depositary and which we are required to furnish to the holders of depositary shares.

Depositary Receipts

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to anyone who is buying a fraction or a multiple of a share of preferred stock in accordance with the terms of the applicable prospectus supplement.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, a holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by the holder’s depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Partial shares of preferred stock will not be issued. If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole shares of preferred stock the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once the holder has withdrawn the preferred stock, the holder will not be entitled to re-deposit that preferred stock under the deposit agreement or to receive depositary shares in exchange for such preferred stock. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Dividends and Other Distributions

The depositary will distribute to record holders of depositary shares any cash dividends or other cash distributions it receives on preferred stock, after deducting its fees and expenses. Each holder will receive these distributions in proportion to the number of depositary shares owned by the holder. The depositary will distribute only whole U.S. dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares.

In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares, unless the depositary determines that it is not feasible to make such a distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the preferred stock depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares

If the series of preferred stock represented by depositary shares is subject to redemption, then we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds they received from us for the preferred stock. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred stock and any other amounts per share payable with respect to the preferred stock multiplied by the fraction or multiple of a share of preferred stock represented by one depositary share. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day provided we have paid in full to the depositary the redemption price of the preferred stock to be redeemed and any accrued and unpaid dividends. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot or ratably or by any other equitable methods as the depositary will decide.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all rights of holders of the depositary shares will cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the preferred stock depositary. Any funds that we deposit with the preferred stock depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of one year from the date we deposit the funds.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will notify holders of depositary shares of the upcoming vote and arrange to deliver our voting materials to the holders. The record date for determining holders of depositary shares that are entitled to vote will be the same as the record date for the preferred stock. The materials the holders will receive will (1) describe the matters to be voted on and (2) explain how the holders, on a certain date, may instruct the depositary to vote the shares of preferred stock underlying the depositary shares. For instructions to be valid, the depositary must receive them on or before the date specified. To the extent possible, the depositary will vote the shares as instructed by the holder. We agree to take all reasonable actions that the depositary determines are necessary to enable it to vote as a holder has instructed. If the depositary does not receive specific instructions from the holders of any depositary shares, it will vote all shares of that series held by it proportionately with instructions received.

Conversion or Exchange

The depositary, with our approval or at our instruction, will convert or exchange all depositary shares if the preferred stock underlying the depositary shares is converted or exchanged. In order for the depositary to do so, we will need to deposit the other preferred stock, common stock or other securities into which the preferred stock is to be converted or for which it will be exchanged.

The exchange or conversion rate per depositary share will be equal to:

•	the exchange or conversion rate per share of preferred stock, multiplied by the fraction or multiple of a share of preferred stock represented by one depositary share;

•	plus all money and any other property represented by one depositary share; and

•	including all amounts per depositary share paid by us for dividends that have accrued on the preferred stock on the exchange or conversion date and that have not been paid.

The depositary shares, as such, cannot be converted or exchanged into other preferred stock, common stock, securities of another issuer or any other of our securities or property. Nevertheless, if so specified in the applicable prospectus supplement, a holder of depositary shares may be able to surrender the depositary receipts to the depositary with written instructions asking the depositary to instruct us to convert or exchange the preferred stock represented by the depositary shares into other shares of our preferred stock or common stock or to exchange the preferred stock for any other securities registered pursuant to the registration statement of which this prospectus forms a part. If the depositary shares provide for this right, we would agree that, upon the payment of any applicable fees, we will cause the conversion or exchange of the preferred stock using the same procedures as we use for the delivery of preferred stock. If a holder is only converting part of the depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that are not converted or exchanged.

Amendment and Termination of the Deposit Agreement

We may agree with the depositary to amend the deposit agreement and the form of depositary receipt without consent of the holder at any time. However, if the amendment adds or increases fees or charges (other than any change in the fees of any depositary, registrar or transfer agent) or prejudices an important right of holders, it will only become effective with the approval of holders of at least a majority of the affected depositary shares then outstanding. We will make no amendment that impairs the right of any holder of depositary shares, as described above under “—Withdrawal of Preferred Stock”, to receive shares of preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended deposit agreement if they continue to hold their depositary receipts.

The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed or converted or exchanged for any other securities into which they or the underlying preferred stock are convertible or exchangeable;

•	each share of preferred stock has been converted into or exchanged for common stock; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up.

We may also terminate the deposit agreement at any time we wish. If we do so, the depositary will give notice of termination to the record holders not less than 30 days before the termination date. Once depositary receipts are surrendered to the depositary, it will send to each holder the number of whole or fractional shares of the series of preferred stock underlying that holder’s depositary receipts.

Charges of Depositary and Expenses

We will pay the fees, charges and expenses of the depositary provided in the deposit agreement to be payable by us. Holders of depositary receipts will pay any taxes and governmental charges and any charges provided in the deposit agreement to be payable by them. If the depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.

Resignation and Removal of Depositary

The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. Within 60 days after the delivery of the notice of resignation or removal of the depositary, we will appoint a successor depositary.

Description of Our Stock Purchase Contracts and Stock Purchase Units

The following description of stock purchase contracts and stock purchase units sets forth certain general terms of the stock purchase contracts and/or stock purchase units that we may issue. The particular terms of any stock purchase contracts or stock purchase units will be described in the prospectus supplement relating to the stock purchase contracts or stock purchase units. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, the stock purchase contracts, any collateral arrangements and any depositary arrangements relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued which will be filed with the SEC promptly after the offering of such stock purchase contracts or stock purchase units and, if applicable, prepaid securities.

We may issue stock purchase contracts representing contracts obligating holders to purchase from us and for us to sell to the holders shares of Class A Common Stock, shares of preferred stock or depository shares at a future date or dates. The price per share of Class A Common Stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either:

•	debt securities issued by us, or

•	debt obligations of third parties, including U.S. Treasury securities,

which may or may not secure the holder’s obligations to purchase the Class A Common Stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing each holder’s obligations under the original stock purchase contract.

Description of Our Units

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. The applicable prospectus supplement will describe:

•	the terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units or the securities comprising the units.

Selling Stockholders

We may register shares of our Class A Common Stock covered by this prospectus for re-offers and resales by any selling stockholders to be named in a prospectus supplement. We may register these shares to permit selling stockholders to resell their shares when and if they deem appropriate. A selling stockholder may resell all, a portion or none of such stockholder’s shares of Class A Common Stock at any time and from time to time. Selling stockholders may also sell, transfer or otherwise dispose of some or all of their shares of our Class A Common Stock in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling stockholders may offer shares of Class A Common Stock for sale under this prospectus and any prospectus supplement. We will not receive any proceeds from any sale of shares of Class A Common Stock by a selling stockholder under this prospectus and any prospectus supplement. We may pay all expenses incurred with respect to the registration of the shares of Class A Common Stock owned by the selling stockholders, other than underwriting fees, discounts or commissions which will be borne by the selling stockholders. We will provide you with a prospectus supplement naming the selling stockholders, describing their position or material relationship with us, the amount of shares to be registered and sold, the amount of shares owned by such selling shareholder prior to the offering and to be owned after the offering and any other terms of the shares of Class A Common Stock being sold by each selling stockholder.

Plan of Distribution

The debt securities, preferred stock, Class A Common Stock, warrants, depositary shares, stock purchase contracts, stock purchase units and units may be sold from time to time in one or more transactions:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents; or

•	to investors directly in negotiated sales or in competitively bid transactions.

The prospectus supplement for each series of securities we sell will describe that offering, including:

•	the name or names of any underwriters;

•	the purchase price and the proceeds to us from that sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Underwriters

If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the securities that we will offer. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions. The underwriters will be obligated to purchase all of these securities if any are purchased.

The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We also may sell the securities in connection with a remarketing upon their purchase, in connection with a redemption or repayment, by a remarketing firm acting as principal for its own account or as our agent. Remarketing firms may be deemed to be underwriters in connection with the securities that they remarket.

We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us, at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

The Class A Common Stock covered by this prospectus may also be sold from time to time by our selling stockholders. The selling stockholders and their successors, including their transferees, may sell their shares of Class A Common Stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or the purchasers of the securities. In the case of sales by selling stockholders, we will not receive any of the proceeds from the sale by them of the securities. Unless otherwise described in an applicable prospectus supplement, the description herein of sales by us regarding underwriters, dealers and agents will apply similarly to sales by selling stockholders through underwriters, dealers and agents. We will name the underwriters, dealers or agents acting for the selling stockholders in a prospectus supplement and provide the principal terms of the agreement between the selling stockholders and the underwriters, dealers or agents. In offering the securities covered by this prospectus, the selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of those securities may be deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.

Agents

We may also sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the prospectus supplement.

Direct Sales

We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of these securities.

Indemnification

We may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

No Assurance of Liquidity

The securities offered hereby may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.

Legal Opinion

Simpson Thacher & Bartlett LLP, New York, New York, will provide an opinion for us regarding the validity of the offered securities.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Genesee & Wyoming Inc. and the audited historical financial statements of RailAmerica, Inc., each of which are incorporated in this prospectus by reference to the Annual Report on Form 10-K of Genesee & Wyoming Inc. for the year ended December 31, 2014, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

4,000,000 Shares

Genesee & Wyoming Inc.

Class A Common Stock

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch	Citigroup	J.P. Morgan

BB&T Capital Markets	BMO Capital Markets	MUFG	TD Securities	Wells Fargo Securities

Cowen and Company	Raymond James	Stephens Inc.
Stifel		Wolfe Research Securities

December 13, 2016